Exhibit 10.36

CREDIT AGREEMENT

dated as of February 28, 2008,

as amended and restated as of February 19, 2009,
as further amended and restated as of August 5, 2011,
as further amended and restated as of March 9, 2012,
and as further amended and restated as of November 7, 2012

among

PULSE ELECTRONICS CORPORATION

and

CERTAIN SUBSIDIARIES

as Borrowers,

JPMORGAN CHASE BANK, N.A.,

as the Administrative Agent,

and

The Lenders Party Hereto

i

ARTICLE V. REPRESENTATIONS AND WARRANTIES		54
5.01	Existence, Qualification and Power	54
5.02	Authorization; No Contravention	54
5.03	Governmental Authorization; Other Consents	55
5.04	Binding Effect	55
5.05	Financial Statements; No Material Adverse Effect; No Internal Control Event	55
5.06	Litigation	56
5.07	No Default	56
5.08	Ownership of Property	56
5.09	Environmental Compliance	57
5.10	Insurance	57
5.11	Taxes	57
5.12	ERISA Compliance	57
5.13	Subsidiaries; Equity Interests	58
5.14	Margin Regulations; Investment Company Act	58
5.15	Disclosure	58
5.16	Compliance with Laws	59
5.17	Intellectual Property; Licenses, Etc.	59
5.18	Labor Matters	59
5.19	OFAC Compliance	59
5.20	Representations as to Foreign Loan Parties	59
5.21	Solvency	60
5.22	Collateral Matters	61
5.23	No Burdensome Agreements.	61
ARTICLE VI. AFFIRMATIVE COVENANTS		62
6.01	Financial Statements, Etc.	62
6.02	Certificates; Other Information	63
6.03	Notices	65
6.04	Payment of Obligations	66
6.05	Preservation of Existence, Etc.	67
6.06	Maintenance of Properties	67
6.07	Maintenance of Insurance	67
6.08	Compliance with Laws	67
6.09	Books and Records	67
6.10	Inspection Rights	67
6.11	Use of Proceeds	68
6.12	Approvals and Authorizations	68
6.13	Additional Subsidiary Guarantors	68
6.14	Information Regarding Collateral	68
6.15	Further Assurances; Perfection Certificate	69
6.16	Certain Additional Collateral Obligations	69
6.17	Environmental Laws	70

ARTICLE VII. NEGATIVE COVENANTS		70
7.01	Liens	70
7.02	Investments	71
7.03	Indebtedness	74
7.04	Fundamental Changes	75
7.05	Dispositions	76
7.06	Restricted Payments; Certain Equity Issuances	77
7.07	Change in Nature of Business	77
7.08	Transactions with Affiliates	78
7.09	Burdensome Agreements	78
7.10	Use of Proceeds	78
7.11	Financial Covenants	79
7.12	Capital Expenditures	81
7.13	Leases	81
7.14	Hazardous Materials; Indemnification	81
7.15	Prepayment of Indebtedness, Etc.	82
7.16	Fiscal Year	82
7.17	Sonion Intercompany Loan	82
7.18	Net Proceeds from Asset Dispositions	83
7.19	Pension Plans	83
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		83
8.01	Events of Default	83
8.02	Remedies Upon Event of Default	85
8.03	Application of Proceeds	86
ARTICLE IX. THE AGENT		87
9.01	Appointment and Authority	87
9.02	Rights as a Lender	88
9.03	Exculpatory Provisions	88
9.04	Reliance by Agent	89
9.05	Delegation of Duties	89
9.06	Resignation of Agent	89
9.07	Non-Reliance on Agent and Other Lenders	90
9.08	[Reserved].	90
9.09	Administrative Agent May File Proofs of Claim	90
9.10	Collateral and Guarantee Matters	91
9.11	Required Lenders	92
ARTICLE X. MISCELLANEOUS		92
10.01	Amendments, Etc.	92
10.02	Notices; Effectiveness; Electronic Communication	94
10.03	No Waiver; Cumulative Remedies	96
10.04	Expenses; Indemnity; Damage Waiver	96
10.05	Payments Set Aside	98
10.06	Successors and Assigns	99
10.07	Treatment of Certain Information; Confidentiality	102
10.08	Right of Setoff	103
10.09	Interest Rate Limitation	103
10.10	Counterparts; Integration; Effectiveness	104
10.11	Survival	104
10.12	Severability	104
10.13	Replacement of Lenders	105
10.14	Governing Law; Jurisdiction; Etc.	106
10.15	Waiver of Jury Trial	107
10.16	USA PATRIOT Act Notice	107
10.17	Judgment Currency	107
10.18	No Fiduciary Duty	108
10.19	Concerning Sonion Loan Parties	108
10.20	Release of Liens and Guarantees	108
10.21	Release.	109
10.22	Amendment and Restatement	110
10.23	Confirmation and Reaffirmation.	110
10.24	Original Issue Discount.	111
10.25	Liquidated Damages.	111

SCHEDULES

1.01(a)	Excepted Persons
1.01(b)	Exclusions to Domestic Subsidiaries
1.01(c)	Subsidiary Guarantors
1.01(d)	Subsidiaries Not Required to be Subsidiary Guarantors
1.01(e)	Certain Collateral and Guarantee Matters
1.01(f)	Mortgaged Properties
2.01	Initial Lenders
4.01(o)	Exceptions to Material Adverse Effect
5.05	Supplement to Financial Statements
5.06	Existing Litigation
5.08	Real Property
5.09	Environmental Compliance
5.11(a)	Exceptions to Tax Filings and Compliance
5.12	ERISA
5.13	Subsidiaries
7.01(b)	Existing Liens
7.02(c)	Existing Investments
7.03(b)	Existing Indebtedness
7.13	Existing Leases
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Assignment and Assumption
B	Term Loan Notice
C	Compliance Certificate
D	Note

CREDIT AGREEMENT (this “Agreement”) dated as of February 28, 2008, as amended and restated as of February 19, 2009, as further amended and restated as of August 5, 2011, as further amended and restated as of March 9, 2012, and as further amended and restated as of November 7, 2012 among PULSE ELECTRONICS CORPORATION (formerly known as TECHNITROL, INC.) (the “Company”), PULSE ELECTRONICS (SINGAPORE) PTE LTD (the “Singapore Borrower,” and collectively with any other Person that may in the future become a Borrower hereunder upon the execution of a borrower joinder agreement (in form and substance satisfactory to the Administrative  Agent) and the receipt of prior written approval of the Required Lenders (acting in their sole discretion), each, a “Borrower” or the “Borrowers,” as the context may provide), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.

WHEREAS, the Company (such term and each other capitalized term used but not otherwise defined herein having the meaning specified in Article I) and certain of its Subsidiaries, the Administrative Agent and certain lenders entered into that certain Credit Agreement, dated as of February 28, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time through such time immediately prior to the Restructuring Closing Date (the “Existing Credit Agreement”)), pursuant to which such lenders made certain loans and other financial accommodations available to such borrowers on the terms and conditions set forth therein;

WHEREAS, as part of the Restructuring Transactions, the Lenders have agreed to (i) make term loans to refinance the revolving loans and other credit extensions outstanding under the Existing Credit Agreement and (ii) convert their Permitted Convertible Notes into term loans hereunder; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is amended and restated effective as of the Restructuring Closing Date as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01          Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” has the meaning assigned to such term in Article 9 of the Uniform Commercial Code as in effect in the State of New York.

“Account Debtor” means any Person obligated on an Account.

“Account Receivable” means an Account arising from the sale of goods or the performance of services in the ordinary course of business.

“Acquisition” means the acquisition of (a) more than 50.0% of the equity and more than 50.0% of the Voting Equity Interests in another Person (including through a merger or the purchase of an option, warrant or convertible or similar type security to acquire such an equity interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Administrative Agent” means JPMCB in its capacity as administrative and collateral agent under any of the Loan Documents, or any successor administrative and collateral agent.  Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMCB that JPMCB shall have designated for the purpose of performing any of its obligations hereunder or under any other Loan Document in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that (a) directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified, (b) beneficially owns 10.0% or more of any class of the outstanding Voting Equity Interests of the Person specified or (c) 10.0% or more of any class of the outstanding Voting Equity Interests of which is beneficially owned by the Person specified.

“Agent” means the Administrative Agent.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent’s Office” means, with respect to the Agent, the Agent’s address and, where applicable, account set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify to the Company and the Lenders.

“Aggregate Term Commitments” means the Commitments of all the Lenders.

“Aggregate Term A Commitments” means the Term A Commitments of all of the Term A Lenders.

“Agreement” has the meaning specified in the preliminary statement to this Agreement.

“Amendment” has the meaning specified in the Investment Agreement.

“Applicable Foreign Loan Party Documents” has the meaning specified in Section 5.20(a).

 “Applicable Term Percentage” means (i) with respect to any Term A Lender at any time, the percentage of the aggregate principal amount of the Term A Loans of all the Term A Lenders (assuming the Aggregate Term A Commitments have been fully drawn) represented by the aggregate principal amount of such Lender’s Term A Loans at such time (assuming such Lender’s Term A Commitments have been fully drawn) and (ii) with respect to any Term B Lender at any time, the percentage of the aggregate principal amount of the Term B Loans of all the Term B Lenders represented by the aggregate principal amount of such Lender’s Term B Loans at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

 “Approved Restructuring Request” means any Restructuring Request approved by Required Lenders (in their sole discretion) in writing.

 “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 30, 2011, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 30, 2011, including the notes thereto.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

 “Borrower” and “Borrowers” have the respective meanings specified in the preliminary statement to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Term Loans.

“Borrowing Date” means the date on which a Credit Extension is made pursuant to Section 2.01(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Capital Leases” means all leases that are or should be capitalized in accordance with GAAP.

 “Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.  For the avoidance of doubt, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law”.

“Change of Control” shall be deemed to have occurred at any time that any “person” or “group” (each as defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) other than any Permitted Holder (a) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, but without giving effect to clause (d)(1)(i) of such Rule), directly or indirectly, of Voting Equity Interests of the Company (or securities convertible into or exchangeable for such Voting Equity Interests) representing 30.0% or more of the combined voting power of all Voting Equity Interests of the Company (on a fully diluted basis) or (b) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Company.

 “Class” refers when used in reference to any Loan or Borrowing, to whether such Loan, or the Loans comprising such Borrowing, are Term A Loans or Term B Loans and (b) when used in reference to any Lender, to whether such Lender is a Term A Lender or Term B Lender.

“Closing Date” means February 28, 2008.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Account” shall have the meaning given thereto in Section 2.01(c)(iii).

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)            the Administrative Agent shall have received from the Company and each other Loan Party:

 (i)            in the case of a Domestic Loan Party,

(A)           (I) a counterpart of each of the Guarantee Agreement and the Domestic Collateral Agreement (or a supplement to each of the Guarantee Agreement or Domestic Collateral Agreement, in each case, in the form specified in the applicable agreement), in each case duly executed and delivered on behalf of such Person, or (II) in the case of any Person that becomes a Domestic Loan Party after the Restructuring Closing Date, a supplement to each of the Guarantee Agreement and the Domestic Collateral Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Person,

(B)            (I) counterparts of a Domestic Mortgage with respect to each Mortgaged Property owned by a Domestic Loan Party, duly executed and delivered by the record owner of such Mortgaged Property, (II) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Domestic Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (III) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the FRB, and (IV) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Domestic Mortgage or Mortgaged Property, and

(C)            with respect to (I) each deposit account maintained by any Domestic Loan Party (other than (x) any deposit account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation and similar expenses and (y) deposit accounts the daily balance in which does not at any time exceed $100,000 for any such account and $500,000 for all such accounts), and (II) each securities account maintained by any Domestic Loan Party with any securities intermediary (other than (x) any securities account the aggregate daily asset value of which does not at any time exceed $100,000 for any such account and $500,000 for all such accounts or (y) any “Rabbi Trust” or similar irrevocable account or trust established solely for the purpose of providing deferred compensation benefits for the directors, officers and other employees of the Company and its Subsidiaries), a counterpart, duly executed and delivered by the applicable Domestic Loan Party and such depositary bank or securities intermediary, as the case may be, of a control agreement reasonably acceptable to the Administrative Agent;

(ii)            in the case of a Foreign Loan Party, a counterpart of (A) the Guarantee Agreement (or a supplement to the Guarantee Agreement (in the form specified therein)) or, in the case of any Person that becomes a Foreign Loan Party after the Restructuring Closing Date, a supplement to the Guarantee Agreement in the form specified therein, in each case duly executed and delivered on behalf of such Person, and (B) one or more Security Documents reasonably acceptable to the Administrative Agent required in order for the Secured Obligations of such Foreign Loan Party to be secured, subject to the last paragraph of this definition, by a security interest in all Equity Interests owned by such Foreign Loan Party and all or substantially all tangible and intangible assets of such Foreign Loan Party (including Mortgaged Properties, accounts receivable, moveable assets (including inventory and equipment), contract rights, intellectual property and other general intangibles, intercompany indebtedness, bank accounts, cash and proceeds of the foregoing) in which a security interest may be obtained under the laws of the jurisdiction of incorporation, organization or establishment of such Foreign Loan Party; and

(iii)           documents and opinions of the type referred to in Sections 4.01(a) and 4.01(d) with respect to each such Domestic Loan Party and Foreign Loan Party, all in form and substance reasonably satisfactory to the Administrative Agent;

(b)           the Administrative Agent shall have received, to the extent required by the Domestic Collateral Agreement or any other Security Document, certificates or other instruments representing all Equity Interests in any Loan Party owned by or on behalf of the Company or any other Loan Party, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)            (i)             all Indebtedness of the Company and each other Subsidiary and (ii) all Indebtedness of any other Person in a principal amount of $500,000 or more that, in each case, is owing to any Loan Party shall be evidenced by a promissory note (which may be a global intercompany note) and shall have been pledged pursuant to the Security Documents to the Administrative Agent, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)           all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and to perfect such Liens to the extent required by, and with the priority required by, the Security Documents (or to otherwise effectuate the provisions of such Security Documents), shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e)            the Company and each other Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Guarantee Agreement and all Security Documents to which it is a party, the performance of its obligations under the Guarantee Agreement and such Security Documents and the granting by it of the Liens under such Security Documents; and

(f)             without limiting any of the foregoing, the Administrative Agent or Required Lenders shall have received, to the extent requested by the Administrative Agent or the Required Lenders from time to time, subject to the last paragraph of this definition, and within the time frames specified by the Administrative Agent or the Required Lenders, a counterpart of any Security Document, other Loan Document or other agreement, certificate (including perfection certificate) or document, duly executed and delivered on behalf of any applicable Loan Party, required by the Administrative Agent or Required Lenders (i) to facilitate the Administrative Agent’s or Required Lenders’ obtaining (in connection with securing the Secured Obligations of such Loan Party) a first priority lien and security interest in all Equity Interests owned by such Loan Party and all or substantially all tangible and intangible assets of such Loan Party (including Mortgaged Properties, accounts receivable, moveable assets (including inventory and equipment), contract rights, intellectual property and other general intangibles, intercompany indebtedness, bank accounts, cash and proceeds of the foregoing) in which a security interest may be obtained under the laws of the jurisdiction of incorporation, organization or establishment of such Loan Party, including without limitation, executed counterparts of any amendment to (or amendment and restatement or other modification of) the Guarantee Agreement, the Domestic Collateral Agreement or any other Loan Document existing as of the Restructuring Closing Date or entered into after the date thereof, together with such legal opinions from counsel to the Loan Parties and/or (ii) to conform any Security Document or other Loan Document to the provisions of this Agreement and/or to the requirements of law applicable to such Loan Party, in each case in form and substance satisfactory to the Administrative Agent or the Required Lenders;

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Required Lenders determine that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees, (taking into account, among other things, any adverse tax consequences to the Company and its Subsidiaries (including the application of Section 956 of the Code and the imposition of withholding or other material taxes) and any security interest filing or registration fees or duties), shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  Without limiting the foregoing, the Administrative Agent is hereby authorized to grant such exceptions to the requirements set forth in this definition as are set forth on Schedule 1.01(e).  The Administrative Agent shall, and hereby is authorized to, grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions in connection with assets acquired, or Subsidiaries formed or acquired, after the Restructuring Closing Date) where it determines in its sole discretion that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents; provided no such extension of time shall exceed thirty days without the consent of the Required Lenders.

“Commitment” means, as to each Lender, its obligation, if any, to make or to be deemed to have made Term Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount set forth opposite such Lender’s name on Schedule 2.01.

 “Company” means Pulse Electronics Corporation (formerly known as Technitrol, Inc.), a Pennsylvania corporation.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries, an amount, determined on a consolidated basis in accordance with GAAP, equal to the sum of (a) the consolidated net income of the Company and its Subsidiaries (excluding, to the extent included therein, the income of any Subsidiary of the Company that is not a wholly-owned Subsidiary of the Company to the extent such income is attributable to the noncontrolling interests in such Subsidiary), plus (b) without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) consolidated interest expense for such period, (ii) the provision for domestic and foreign taxes for such period based on income or profits, (iii) depreciation for such period, (iv) amortization of intangible assets for such period and (v) the rental payments made pursuant to the Specified Sale-Leaseback Transaction for such period; provided, however, that there shall be excluded from the foregoing computation, without duplication and to the extent included in determining such consolidated net income, (A) all non-cash income and gains for such period (including non-operating foreign currency income, but excluding (1) any items of income in respect of which cash was received in a prior period or will be received in a future period and (2) any items of income that represent a reversal of any accrual or reserve made in a prior period, but only to the extent such accrual or reversal had reduced Consolidated EBITDA in such prior period), (B) all non-cash expenses and losses for such period (including any write-down or write-off of in-process research and development, non-operating foreign currency expense and non-cash restructuring and impairment charges, but excluding any additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of accounts receivable), provided that any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any period pursuant to this clause (B) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made, (C) all gains or losses from the sales of assets not sold in the ordinary course of business for such period, (D) all non-cash charges incurred in connection with changes to GAAP for such period and (E) reasonable restructuring costs incurred by, and approved by management of, the Company and its Subsidiaries in connection with material restructuring transactions relating to the Company or any of its Subsidiaries in an aggregate amount not to exceed $2,500,000 in any rolling twelve month period.

Notwithstanding the foregoing, in determining Consolidated EBITDA for any period, there shall be excluded from the computation thereof, without duplication and to the extent included in determining consolidated net income of the Company and its Subsidiaries for such period, expenses attributable to the funding of the obligations arising from the termination of retirement plans and/or acceleration of benefits under employee benefit plans in an aggregate amount for all periods not exceeding $5,000,000.

Notwithstanding anything to the contrary contained herein, but subject to the next sentence, Consolidated EBITDA shall be deemed to be $1,179,000, $1,754,000, $2,787,000 and $1,427,000 for the fiscal quarters ended on December 30, 2011, March 30, 2012, June 29, 2012, and September 28, 2012, respectively. For purposes of the foregoing, Consolidated EBITDA for any period shall, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, be calculated after giving effect to such Material Acquisition or Material Disposition on a Pro Forma Basis.

“Consolidated Total Funded Debt” means, on any date, the sum for the Company and its Subsidiaries of all (a) Indebtedness that would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value” or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet being below or above, as the case may be, the stated principal amount of such Indebtedness), (b) obligations under Capital Leases, (c) obligations under Synthetic Leases that would be capitalized under GAAP if they were accounted for as Capital Leases and (d) obligations of the Company and its Subsidiaries as an account party in respect of letters of credit or letters of guaranty, other than contingent obligations in respect of any letter of credit or letter of guaranty that does not support Indebtedness.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, other than the Loan Documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Notes Indenture” means that certain Indenture, dated as of December 22, 2009, by and between the Company and Wells Fargo Bank, National Association, as Trustee.

“Convertible Notes Trustee” means Wells Fargo Bank, National Association, as trustee under the Convertible Notes Indenture, or its successors and assigns, or any replacement thereof appointed under the Convertible Notes Indenture

“Credit Extension” means the making of a Borrowing.

“Credit Party” means the Agent and each other Lender.

“Danish Loan Party” means any Sonion Loan Party and any other Loan Party incorporated, organized or established under the laws of Denmark.

“Debt Rating” means the rating by either S&P or Moody’s of the Company’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Loan Documents Obligations, an interest rate per annum equal to (i) the interest rate per annum applicable to the Term Loans pursuant to Section 2.08 plus (ii) 2.0% per annum.

 “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any Equity Interests in any other Person, any notes or accounts receivable or any rights and claims associated therewith.  For purposes of Sections 7.02 and 7.05, an issuance by any Subsidiary of any Equity Interests in such Subsidiary to any Person that has the effect of transferring an interest in such Subsidiary from any holder of capital stock, partnership or membership interests or other similar Equity Interests in such Subsidiary (a “parent entity”) to any other Person (other than the issuance of director’s qualifying shares and other nominal amounts of Equity Interests that are required to be held by such Person under applicable Laws) shall be treated as an issuance by such Subsidiary of such Equity Interests to such parent entity (and, in the case of any such deemed issuances to more than one parent entity, such issuances shall be deemed to have been made ratably in accordance with such parent entities’ Equity Interests in such Subsidiary) and a subsequent Disposition by such parent entity or parent entities of such Equity Interests to such Person.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 180 days following the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is 180 days following the Maturity Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to payment in full of all the Loan Documents Obligations; provided that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is 180 days following the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of all the Loan Documents Obligations.

“DKK” means the lawful money of Denmark.

“Dollar” and “$” mean lawful money of the United States.

 “Domestic Borrower” means any Borrower that is a Domestic Subsidiary.

 “Domestic Collateral Agreement” means the Domestic Collateral Agreement dated as of February 19, 2009, among the Company, the other Domestic Loan Parties and the Administrative Agent, together with all supplements thereto, in each case, as amended, supplemented or otherwise modified from time to time.

“Domestic Holding Company” means any Domestic Subsidiary that (a) conducts no business or operations, (b) owns no assets other than Equity Interests in Foreign Subsidiaries and nominal assets related to maintenance of its existence and (c) has no Indebtedness or other liabilities, other than obligations relating to maintenance of its existence.

“Domestic Loan Party” means the Company or any other Loan Party that is a Domestic Subsidiary.

“Domestic Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property of any Domestic Loan Party to secure the Secured Obligations.  Each Domestic Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia, other than any such Person set forth on Schedule 1.01(b) hereto.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person); provided that neither the Company nor any of its Affiliates (other than the Persons constituting Lenders as of the Restructuring Closing Date or their respective Approved Funds and any successors or assigns of any of the foregoing) shall be an Eligible Assignee.

 “Environmental Laws” means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other “Superfund” or “Superlien” law or any other Federal or applicable state, local or foreign statute, law, ordinance, code, rule, regulation, order or decree relating in any way to the environment or natural resources or regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, however, that the Permitted Convertible Notes shall not constitute Equity Interests of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means, as applied to the Company, any Person or trade or business which is a member of a group which is under common control with the Company, who, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) any failure by any Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) a determination by such Plan’s enrolled actuary that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (f) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (g) the receipt by the Company or any ERISA Affiliates of the Company of any notice, or the receipt by any Multiemployer Plan of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (h) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (i) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excepted Person” means any Person identified on Schedule 1.01(a).

“Exchange Documents” has the meaning specified in Section 2.01(b)(ii).

“Excluded Entity” means the Persons identified on Schedule 1.01(d) pursuant to Section 1.09(b).

“Excluded Subsidiaries” means FRE and its Subsidiaries. Except as otherwise expressly provided in this Agreement (including in Section 1.09), for purposes of this Agreement and the other Loan Documents, the Excluded Subsidiaries shall not be required to become Guarantors under the Guarantee Agreement; provided, that, upon any of the Excluded Subsidiaries becoming a wholly-owned Subsidiary of the Company, such Excluded Subsidiary shall cease to be deemed an “Excluded Subsidiary” for all purposes of this Agreement and any other Loan Document and shall execute and deliver the Guarantee Agreement (or any supplement thereto or reaffirmation thereof, as applicable).

 “Excluded Subsidiaries Redesignation” has the meaning specified in Section 1.09(a).

“Excluded Taxes” means, with respect to the Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction referred to in the preceding clause (a) and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.01(a).  Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any non-U.S. withholding or similar Taxes imposed at any time on or with respect to amounts payable (including any “paid-in-kind” interest) to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.01(e).

 “Extraordinary Receipt” means the receipt by the Company and any Subsidiary thereof of any amount payable pursuant to, or in connection with, any (i) income tax refund owed to the Company or any Subsidiary thereof, (ii) purchase price adjustment or working capital adjustment owed to any Loan Party as a result of any acquisition of property or other assets, (iii) settlement or compromise of any judgment, suit or other legal or administrative proceeding, (iv) any judgment, decree, order, consent order, consent decree, writ or injunction or (v) proceeds of insurance, condemnation awards or indemnity payments.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1.0%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“First Amendment Agreement” means that certain Amendment Agreement to the Credit Agreement among the Company, the Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., dated as of February 19, 2009.

“First Restated Credit Agreement” has the meaning given to the term “Restated Credit Agreement” in the First Amendment Agreement.

“First Restatement Effective Date” means the “Restatement Effective Date” as defined in the First Restated Credit Agreement.

“Foreign Borrower” means any Borrower that is a Foreign Subsidiary.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Loan Party” means any Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

 “FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FRE” means Full Rise Electronic Co. Ltd., a company organized under the laws of the Republic of China (Taiwan).

“FRE Holding Company” means any Subsidiary of the Company (excluding, for the avoidance of doubt, FRE and its Subsidiaries) that owns Equity Interests in FRE or in any Subsidiary of FRE.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Flow Memorandum” refers to the funds flow memorandum agreed upon between the Lenders and the Borrowers regarding the disbursement of Term Loan proceeds on the Restructuring Closing Date.

 “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time (but subject to Section 1.03(b)).

“German Restricted Loan Party” means any Loan Party incorporated, organized or established under the laws of Germany that is, or the general partner with unlimited personal liability of which is, subject to capital maintenance or other rules restricting its ability to guarantee the Guaranteed Obligations (as defined in the Guarantee Agreement) or to provide security for the Secured Obligations or diminishing the commercial value of such guarantee or security and which rules are not fully suspended by the existence of a domination agreement (Beherrschungsvertrag) with its parent as dominating entity (herrschende Gesellschaft).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise (including a reimbursement, counter indemnity or similar obligation), of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person (including toward any bank under any letter of credit), direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements of negotiable instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement dated as of February 28, 2008, among the Loan Parties and the Administrative Agent, together with all supplements thereto, in each case, as amended, supplemented or otherwise modified from time to time.

“Guarantee Requirement” means, at any time, the requirement that the Administrative Agent shall have received from the Company and each other Loan Party either (a) a counterpart of the Guarantee Agreement (or any supplements thereto or reaffirmations thereof) duly executed and delivered on behalf of the Company or such other Loan Party or (b) in the case of any Person that becomes a Loan Party after the Restructuring Closing Date, a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party. The foregoing definition shall not require the provision of a Guarantee by any Subsidiary if, and for so long as, the Administrative Agent with the consent of the Required Lenders determines that the cost of providing such Guarantees (taking into account, among other things, any adverse tax consequences to the Company and its Subsidiaries (including the application of section 956 of the Code and the imposition of withholding or other material taxes)) shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Guaranteed Party” has the meaning specified in the Guarantee Agreement.

“Guarantor Release and Redesignation” shall have the meaning set forth in Section 1.09(b).

“Guarantor Release and Redesignation Effective Date” shall have the meaning set forth in Section 1.09(b).

“Hazardous Materials” means any hazardous, toxic or dangerous waste, substance or material (including petroleum products or byproducts), the generation, handling, storage, use, disposal, treatment, release or emission of which, or exposure to which, is subject to any Environmental Law in effect on any date.

 “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all indebtedness, obligations and liabilities of such Person for borrowed money;

(b)            all obligations of such Person arising under letters of credit (whether standby or commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and in accordance with customary terms and (ii) deferred compensation);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            obligations under Capital Leases and obligations under Synthetic Leases which would be capitalized under GAAP if they were accounted for as Capital Leases;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)           any off-balance-sheet liabilities of such Person (including any attributable debt in respect of sale-leaseback transactions, but excluding liabilities arising out of leases, consignment agreements or similar arrangements for precious, semi-precious, or other metals that are entered into by the Company or any Subsidiary in the ordinary course of business); and

(i)             all Guarantees of such Person in respect of any of the foregoing.

The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease obligation shall be the amount thereof required to be capitalized in accordance with GAAP.  The amount of any Synthetic Lease as of any date shall be deemed to be the amount thereof required to be capitalized if such Synthetic Lease were accounted for as a Capital Lease.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Money Borrowed” means, as to any Person, Indebtedness of such Person of the type referred to in clause (a) or (f) of the definition of term “Indebtedness”, and any Guarantees of such Person of any Indebtedness of the type referred to in such clauses of any other Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.  For the avoidance of doubt, if a Lender has complied with the last paragraph of Section 3.01(e), Indemnified Taxes shall include any non-U.S. withholding or similar Taxes imposed at any time on or with respect to amounts payable (including any “paid-in-kind” interest) to any Lender hereunder or under any other Loan Document.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” has the meaning specified in the Domestic Collateral Agreement.

 “Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

 “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Company’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any loan or advance to, or any Guarantee of any obligations of, any other Person, any purchase or other acquisition of any Equity Interests or other securities, assets (to the extent they constitute all or substantially all the assets, or a business unit, of the seller) or obligations of any other Person, or any capital contribution to, or other investment or acquisition (including pursuant to any merger or consolidation with any other Person) of any interest in any other Person.  For purposes of this Agreement, the amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, (b) any Investment in the form of a Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation being guaranteed thereby, (c) any Investment in the form of a transfer of Equity Interests or other assets by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the shareholders’ equity represented by such Equity Interests, or the net book value of such other assets, transferred, in each case determined as of the time of the transfer, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by any Person in the form of a purchase or other acquisition of any Equity Interests or other securities, assets or obligations of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith or, in the case of an Investment as a result of which any Person becomes a Subsidiary, any Indebtedness of such Person existing at the time thereof), without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) by any Person in any other Person resulting from the issuance by such other Person of its Equity Interests to such Person shall be the shareholders’ equity of such other Person represented by such Equity Interests at the time of the issuance thereof.

“Investment Agreement” shall mean the Investment Agreement, dated as of the date hereof, among the Company, Technitrol Delaware, Inc., solely for purposes of Sections 2.02, 4.05 and 8.09, Singapore Borrower, and Oaktree Opportunities Fund VIIIb
Delaware, L.P., Oaktree Value Opportunities Fund Holdings, L.P., and OCM PE Holdings, L.P.

“Investment Transfer” to any Person means any loan or advance to, or any Guarantee of any obligations of, such Person, any transfer of any Equity Interests or other assets to such Person or any capital contribution to such Person (including pursuant to any merger or consolidation with such Person).

“IRS” means the United States Internal Revenue Service.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

 “Lenders” means the Persons listed on Schedule 2.01 (and/or their Affiliates or Approved Funds, if applicable) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or a Lender Joinder Agreement entered into by such Person (in form and substance satisfactory to the Administrative Agent or the Required Lenders, a “Lender Joinder Agreement”)), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify to the Company and the Agent.

 “Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

 “Loan” means an extension of credit by a Lender to the Borrowers (whether actually made or deemed made pursuant to the terms hereof) under Article II in the form of a Term Loan.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Domestic Collateral Agreement and the other Security Documents, each Lender Joinder Agreement and each Note and any other related agreement or document entered into or delivered by the Company or any of its Subsidiaries in connection with the Restructuring Transactions from time to time (before, on or any time after the Restructuring Closing Date) and identified pursuant to the terms thereof (or otherwise designated by the Administrative Agent or the Required Lenders at any time) as a “Loan Document.”

“Loan Documents Obligations”  has the meaning specified in the Guarantee Agreement.

“Loan Parties” means, collectively, the Company, the Borrowers and the Subsidiary Guarantors.

 “Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Acquisition” means any Acquisition the aggregate consideration paid in which exceeds $500,000.

“Material Adverse Effect” means, except to the extent set forth in Schedule 4.01(o), a material adverse effect on (a) the business, operations, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or the Loan Parties taken as a whole to perform their obligations and pay all amounts due under the Loan Documents, or (c) the ability of the Agent or any Lender to enforce its rights under the Loan Documents taken as a whole or to collect any of the Loan Documents Obligations then due and payable.

“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all of the issued and outstanding Equity Interests in any Person or (b) assets comprising all or substantially all of the assets of any Person or of a line or lines of business conducted by any Person.

“Material Subsidiary” means any Subsidiary the Net Worth of which (exclusive of the value (i.e., shareholders’ equity) of any Subsidiaries owned by such Subsidiary and the value of any Specified Intercompany Indebtedness owned by such Subsidiary) is equal to $150,000 or more.  For purposes of this definition, all amounts shall be determined as of the end of the most recent period of four consecutive fiscal quarters of the Company with respect to which the Administrative Agent shall have received financial statements referred to in Section 5.05(a) or delivered pursuant to Section 6.01(a) or 6.01(b).

“Maturity Date” means the fifth anniversary after the Restructuring Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means (a) each parcel of real property set forth on Schedule 1.01(f) and (b) each other parcel of real property owned in fee by the Company or any other Loan Party, and the improvements thereto, that has a book or fair market value of $500,000 or more.

“Multiemployer Plan” means an employee pension benefit plan covered by Title IV of ERISA and in respect of which the Company or any ERISA Affiliate is an “employer” as described in Section 4001(b) of ERISA, which is also a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by the Company or any Subsidiary to Persons that are not Affiliates of the Company or any Subsidiary, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to any sale and leaseback transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by the Company or any Subsidiary as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company or any Subsidiary, and the amount of any reserves established by the Company or any Subsidiary to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable (as determined reasonably and in good faith by the chief financial officer of the Company) to such event or, in the case of such taxes, to the transfer of funds from the recipient of such cash proceeds to the Borrower making the prepayment under Section 2.05(d) required to be made on account of the receipt thereof.  For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Worth” means, with respect to any Subsidiary as of any date on which the amount thereof is to be determined, shareholders’ equity of such Subsidiary determined in accordance with GAAP, excluding, however, for purposes of such determination, (a) any liabilities of such Subsidiary incurred under the Loan Documents, (b) any liabilities in the form of Guarantees and (c) any liabilities owed to the Company, any Subsidiary or any Excluded Subsidiary.

“Non-Restricted Foreign Loan Party” means any Foreign Loan Party that is not a Restricted Foreign Loan Party.

“Non-Restricted Loan Party” means (a) any Domestic Loan Party and (b) any Non-Restricted Foreign Loan Party.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit D.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Credit Agreement” has the meaning specified in the First Amendment Agreement.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Outstanding Amount” means on any date, the amount of the aggregate outstanding principal amount of the Term Loans on such date after giving effect to any borrowings and prepayments or repayments of such Term Loans occurring on such date.

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate in effect on such day and (ii) an overnight rate determined by the Administrative Agent or the Required Lenders as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Preferred Stock” has the meaning specified in the Investment Agreement.

“Participant” has the meaning specified in Section 10.06(d).

“Patriot Act” has the meaning specified in Section 4.01(n).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Convertible Notes” means those certain 7.00% Convertible Senior Notes Due 2014 issued pursuant to the Convertible Notes Indenture.

“Permitted Holder” shall mean Oaktree Capital Management, L.P. and its Approved Funds.

 “Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“PIK Interest” has the meaning specified in Section 2.08(a).

“Prepayment Event” means:

(a)            a Disposition (including by way of any merger or consolidation or any sale-leaseback transaction) of any asset of the Company or any Subsidiary, including any sale or issuance to a Person of Equity Interests in any Subsidiary (other than the sale or issuance to the Company or any other Subsidiary Guarantor of Equity Interests in any Subsidiary to the extent expressly permitted hereunder), other than (i) Dispositions described in clauses (a) through (e) and clause (g) of Section 7.05 and (ii) other Dispositions resulting in aggregate Net Proceeds not exceeding $250,000 during any fiscal year of the Company; provided, that to the extent the Company delivers a certificate of a Responsible Officer to the Administrative Agent on or prior to the date on which such Disposition has been consummated stating that all or a part of the Net Proceeds received in respect of such Disposition are expected to be reinvested (in accordance with the terms  of this Agreement, including Section 7.02) in fixed or capital assets of the Company or any of its Subsidiaries within 12 months following the date of receipt of such proceeds (which certificate shall also set forth an estimate of the proceeds to be so expended), a “Prepayment Event” will not be deemed to have occurred with respect to such portion of the Net Proceeds that is expected to be so reinvested; provided, further, that, if upon the expiration of such twelve month period (or any such longer period approved by the Administrative Agent in its sole discretion, such approval not to be unreasonably withheld), any portion of such Net Proceeds has not been reinvested in accordance with the foregoing, a “Prepayment Event” will immediately be deemed to have occurred hereunder with respect to such unused portion of the Net Proceeds and such unused portion of the Net Proceeds shall be immediately required to be prepaid on such date;

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Company or any Subsidiary resulting in aggregate Net Proceeds of $250,000 or more;

(c)            any issuance by the Company of any Equity Interests, or the receipt by the Company of any capital contribution, other than (i) any issuance of directors’ qualifying shares or of nominal amounts of other Equity Interests that are required to be held by specified Persons under applicable law, (ii) any issuance of common stock in the Company to management or employees of the Company or any Subsidiary, under any employee stock option or stock purchase plan or employee benefit plan and (iii) any issuance of common stock in the Company in connection with the conversion of Permitted Convertible Notes; or

(d)           the incurrence by the Company or any Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 7.03.

(e)            the receipt of any Extraordinary Receipt received by or paid to or for the account of the Company, Borrowers or any of their Subsidiaries, and not otherwise included in clauses (a), (b), (c) or (d) of this definition.

 “Pro Forma Basis” means, for purposes of calculating compliance with any test or financial covenant under this Agreement for any period, that the applicable Material Acquisition or Material Disposition (and all other Material Acquisitions and Material Dispositions that have been consummated during the applicable period), and any related retirement of Indebtedness or incurrence of Indebtedness by the Company and its Subsidiaries, shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant; provided that the foregoing pro forma adjustments may be applied to any such test or financial covenant solely to the extent that such adjustments are consistent with the definition of the term “Consolidated EBITDA” and give effect to events (including operating expense reductions) that (a) are attributable to such transaction, (b) are expected to have a continuing impact on the Company and its Subsidiaries and (c) are factually supportable (provided that pro forma effect shall only be given to operating expense reductions or similar anticipated benefits from any Material Acquisition or Material Disposition solely to the extent that such adjustments and the bases therefor are set forth in reasonable detail in a certificate of the Responsible Officer of the Company delivered to the Administrative Agent and dated the relevant date of determination and which certifies that all necessary steps for the realization thereof have been taken or the Company reasonably anticipates that all necessary steps for the realization thereof will be taken within twelve months following such date of determination).  For purposes of giving pro forma effect to any Indebtedness incurred or assumed by the Company or its Subsidiaries that bears interest at a floating or formula rate, such Indebtedness shall be deemed to have an implied rate of interest for the applicable period equal to the rate that is or would be in effect with respect to such Indebtedness as of the relevant date of determination.

“Proxy Statement” has the meaning specified in the Investment Agreement.

“Pulse Components” means Pulse Components ApS, a private limited company organized under the laws of Denmark under company registration number 2514 1350 (formerly known as Sonion A/S).

“Pulse Denmark” means Pulse Denmark ApS, a company organized under the laws of Denmark under company registration number 3125 3950.

“Redesignation Effective Date” has the meaning specified in Section 1.09(a).

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed by the Securities Laws.

“Registration Rights Agreement” means the form of registration rights agreement set forth on Exhibit E to the Investment Agreement.

“Related Parties” means, with respect to any Person, such Person’s Subsidiaries and other Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Subsidiaries and other Affiliates.

“Reportable Event” means a reportable event described in Section 4043 of ERISA and the regulations thereunder for which the notice requirement has not been waived by applicable regulation.

“Request for Credit Extension” means with respect to a Borrowing of Term Loans, a Term Loan Notice.

“Required Lenders” shall mean, at any time, Lenders having Term Loans and Commitments that, taken together, represent more than 50.0% of the sum of all Term Loans and Commitments outstanding at such time.

“Required Term A Lenders” shall mean, at any time, Term A Lenders having Term A Loans and Term A Commitments that, taken together, represent more than 50% of the sum of all Term A Loans and Term A Commitments outstanding at such time.

“Required Term B Lenders” shall mean, at any time, Term B Lenders having Term B Loans that represent more than 50% of the sum of all Term B Loans outstanding at such time.

 “Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, chief financial officer, controller, director of treasury, treasurer or assistant treasurer of such Loan Party or, for purposes of clauses (ii), (iv) and (x) of Section 4.01(a) only, a duly-authorized director, manager, vice-president or secretary of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Foreign Loan Party” means (a) any Danish Loan Party, (b) any German Restricted Loan Party and (c) any Foreign Loan Party that becomes a Loan Party after the Restructuring Closing Date if such Foreign Loan Party is subject to any Law (including any financial assistance rule) materially impeding the ability of such Foreign Loan Party to perform its obligations under the Guarantee Agreement or any Security Document to which it is a party (without giving effect to any limitations on such obligations relating to Law that is set forth in the Guarantee Agreement or any such Security Document), as determined by the Administrative Agent or the Required Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the repurchase, redemption, retirement, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Restructuring Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Restructuring Request” means the written request of the Company to make any payment not permitted hereunder, reorganize any Subsidiary, write off or net any intercompany Indebtedness, or take any other action as deemed necessary by management of the Company for the purpose of effectuating a restructuring of any of the Company’s or any of its Subsidiaries’ businesses.

 “Restructuring Transaction Documents” shall mean this Agreement, any other Loan Document, the Investment Agreement, the Warrant, the Registration Rights Agreement, the Voting and Support Agreement, the Proxy Statement and related proxy materials, any other proxy materials in respect of any other special meeting of the shareholders of the Company at which shareholders of the Company shall be asked to adopt the Amendment, the Exchange Documents, each exhibit, annex and/or schedule to any of the foregoing, and any other agreement, instrument or other document implementing the Restructuring Transactions contemplated hereby and thereby entered into on or after the Restructuring Closing Date.

“Restructuring Transactions” shall mean, collectively, the transactions to occur on or after the Restructuring Closing Date pursuant to the Restructuring Transaction Documents, including, without limitation, (a) the execution, delivery and performance of this Agreement and any other Loan Document; (b) the execution, delivery and performance of the Investment Agreement, the Warrant, the Registration Rights Agreement, the Voting and Support Agreement; (c) all other transactions contemplated hereby or thereby to occur on the Restructuring Closing Date, including, without limitation, the issuance of the Warrant; (d) all other transactions contemplated hereby or thereby to occur following the Restructuring Closing Date, including, without limitation, the preparation, filing with the Securities and Exchange Commission and mailing of the Proxy Statement and related proxy materials in respect of the Special Meeting (as defined in the Investment Agreement) or any other special meeting of the shareholders of the Company at which shareholders of the Company shall be asked to adopt the Amendment, the issuance of the Parent Preferred Stock following the adoption by the shareholders of the Company of the Amendment, and the preparation and filing with the Securities and Exchange Commission of the Exchange Documents; and (e) the payment of all fees, costs and expenses to be paid on or about the Restructuring Closing Date in connection with the foregoing.

 “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

 “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment Agreement” means that certain Second Amendment Agreement to the Credit Agreement among the Company, the Subsidiaries party thereto, the Lenders party thereto and the JPMorgan Chase Bank, N.A., dated as of August 5, 2011.

“Second Restated Credit Agreement” has the meaning specified in the Second Amendment Agreement.

“Second Restatement Effective Date” has the meaning specified in the Second Amendment Agreement.

“Secured Cash Management Services Obligations” has the meaning specified for the term “Guaranteed Cash Management Services Obligations” in the Guarantee Agreement.

“Secured Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Total Funded Debt (excluding that portion of Consolidated Total Funded Debt consisting of unsecured Indebtedness) on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Secured Obligations” means (a) in the case of any Domestic Loan Party, (i) all the Loan Documents Obligations, (ii) all the Secured Cash Management Services Obligations and (iii) all the Secured Swap Obligations, and (b) in the case of any Foreign Loan Party, subject to Section 2.07 of the Guarantee Agreement and any similar limitations set forth in any supplement to the Guarantee Agreement or in any Security Document, (i) all the Loan Documents Obligations that are obligations of a Foreign Borrower or any other Foreign Subsidiary, (ii) all the Secured Cash Management Services Obligations that are obligations of a Foreign Borrower or any other Foreign Subsidiary, (iii) all the Secured Swap Obligations that are obligations of a Foreign Borrower or any other Foreign Subsidiary and (iv) in the case of any Sonion Loan Party, in addition to any of the foregoing, all the Sonion Intercompany Loan Obligations.

“Secured Party” has the meaning specified in the Domestic Collateral Agreement.

“Secured Swap Obligations” has the meaning specified for the term “Guaranteed Swap Obligations” in the Guarantee Agreement.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Documents” means the Domestic Collateral Agreement, the Domestic Mortgages and each other security agreement, pledge, assignment or other instrument or document executed and delivered by any Loan Party to secure any of the Secured Obligations, including any of the foregoing executed and delivered pursuant to Section 6.15.

“Share” means with respect to any Lender or any Lender’s share of any payment or other amount under or with respect to the Term Facility, such Lender’s Applicable Term Percentage.

“Singapore Borrower Loan Party” refers to any of the Singapore Borrower’s Subsidiaries that is also a Loan Party hereunder.

“Singapore Group Subsidiary” refers to Technitrol Singapore Holdings Pte. Ltd. and any of its Subsidiaries.

 “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or other liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

“Sonion” means Sonion A/S, a company organized under the laws of Denmark under company registration number 2514 1350 and a predecessor in interest to Pulse Components.

“Sonion Intercompany Loan” means the loan in the amount of $168,000,000 made by Pulse Denmark to Sonion on the Closing Date.

“Sonion Intercompany Loan Obligations” means the due and punctual payment by Pulse Components of the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Sonion Intercompany Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise.

“Sonion Loan Party” means Pulse Components and each of its Subsidiaries that is a Loan Party.

“Specified Intercompany Indebtedness” means Indebtedness the sole obligors in respect of which are Loan Parties and that is subordinated to the Loan Documents Obligations on written terms satisfactory to the Administrative Agent.

“Specified Sale-Leaseback Transaction” means that certain sale and leaseback transaction to FRE relating to the Company’s headquarters building (and related real property) located at 12220 World Trade Drive, San Diego, CA 92128 and consummated in September 2011.

“Specified Time” means New York City time.

 “Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person.

“Subsidiary” means, with respect to any Person, any other Person (i) in which ownership interests representing more than 50.0% of the equity or more than 50.0% of all Voting Equity Interests or, in the case of a partnership, more than 50.0% of the general partnership interests are, as of such date, owned directly or indirectly by such Person or (ii) which is otherwise Controlled by such Person.  Except where the context requires otherwise, when the term “Subsidiary” is used herein it shall mean any direct or indirect Subsidiary of the Company (including any Excepted Person, Excluded Entity and Excluded Subsidiary).

“Subsidiary Guarantors” means, collectively, other than any Excluded Entity, (a) each Subsidiary that is set forth on Schedule 1.01(c), (b) each Domestic Subsidiary and (c) each Foreign Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

 “Synthetic Lease” means (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

 “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TDI” means Technitrol Delaware, Inc.

“Term A Commitment” means, as to each Lender, its obligation, if any, to make Term A Loans to the Singapore Borrower pursuant to Section 2.01(a) in an aggregate principal amount set forth opposite such Lender’s name on Schedule 2.01.

“Term A Lender” means any Lender that shall have made (or be deemed to have made) a Term A Loan to the Singapore Borrower pursuant to Section 2.01.

“Term A Loans” refers to loans made (or deemed made) to the Singapore Borrower pursuant to Section 2.01(a).

“Term B Lender” means any Lender that shall have made (or be deemed to have made) a Term B Loan to the Singapore Borrower pursuant to Section 2.01(b).

“Term B Loans” refers to loans made (or deemed made) to the Singapore Borrower pursuant to Section 2.01(b).

 “Term Facility” means the credit facility represented by the Commitments and Term Loans established pursuant to Section 2.01.

 “Term Loans” refers to Term A Loans and Term B Loans, individually or collectively, as the context may require.

“Term Loan Notice” means a notice given pursuant to Section 2.02(a) substantially in the form of Exhibit B.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of the Company then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Sections 6.01(a) or (b).

 “Third Amendment Agreement” means that certain Third Amendment Agreement to the Credit Agreement among the Company, the Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., dated as of March 9, 2012.

“Third Restated Credit Agreement” has the meaning given to the term “Restated Credit Agreement” in the Third Amendment Agreement.

“Third Restatement Effective Date” has the meaning specified in the Third Amendment Agreement.

“Threshold Amount” means $750,000.

“Total Net Debt Leverage Ratio” shall mean, at any date of determination, the ratio of (x) the sum of (1) Consolidated Total Funded Debt minus (2) Unrestricted Cash on such date to (y) Consolidated EBITDA for the Test Period then most recently ended.
“United States” and “U.S.” mean the United States of America.

 “Unrestricted Cash” means, at any time, cash and cash equivalents owned at such time by the Company and its wholly-owned Subsidiaries (excluding, for purposes of this definition, FRE and its wholly-owned Subsidiaries); provided that such cash and cash equivalents (i) would not be required to appear as “restricted” on a consolidated balance sheet of the Company and its Subsidiaries prepared in conformity with GAAP (unless such classification results from any Lien referred to in the parenthetical set forth in clause (ii) below) and (ii) are not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (including any counterparty under a Swap Contract) (other than (A) Liens created under the Loan Documents and (B) Liens permitted under Section 7.01(c) or 7.01(o)).

“US Group Member” means any Person that is treated as a U.S. corporation for U.S. federal income tax purposes or any other Person that, in each case, is included in the United States federal income tax consolidated group of Pulse Electronics Corporation (or any successor parent or group).

“Voting and Support Agreement” has the meaning specified in the Investment Agreement.

“Voting Equity Interests” means Equity Interests issued by a Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Warrant” has the meaning specified in the Investment Agreement.

 “wholly-owned”, when used in reference to a Subsidiary of any Person, means any Subsidiary of such Person all the Equity Interests in which (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable Laws) are owned by such Person, another wholly-owned Subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02          Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms. (a) Generally.  Except as otherwise expressly provided herein, all accounting terms used herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b)           Changes in GAAP.  If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or in the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect and applied immediately prior to such change therein and (ii) the Company shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or in the application thereof.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04         Exchange Rates; Currency Equivalents. For purposes of Section 7.11 and the related definitions, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates most recently used in preparing the Company’s annual or quarterly financial statements.

1.05         [Reserved].

1.06         [Reserved].

1.07         Status of Loan Documents Obligations.  In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such Subsidiary to take all such actions as shall be reasonably necessary to cause the Loan Documents Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Loan Documents Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

1.08         [Reserved].

1.09         Concerning Excluded Subsidiaries and Excluded Entities.

(a)           Without limiting the terms set forth in the definition of “Excluded Subsidiaries,” the Company may request that all (but not less than all) of the Excluded Subsidiaries cease to be treated as Excluded Subsidiaries for all purposes of this Agreement and the other Loan Documents (such event being referred to herein as the “Excluded Subsidiaries Redesignation”).  Such request shall be made by written notice to the Administrative Agent, specifying the requested date of effectiveness of the Excluded Subsidiaries Redesignation (the “Redesignation Effective Date”).  The Excluded Subsidiaries Redesignation shall become effective on the Redesignation Effective Date, provided that (a) no Default or Event of Default is in existence on such date or would exist after giving effect to the Excluded Subsidiaries Redesignation, (b) after giving effect to the Excluded Subsidiaries Redesignation, the representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects on and as of the Redesignation Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 1.09 the representations and warranties contained in Sections 5.05(a) and 5.05(b) (except with respect to the representation and warranty set forth in Section 5.05(a)(iv)) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) or 6.01(b), respectively, and (c) the Company shall have delivered to the Administrative Agent a certificate, dated as of the Redesignation Effective Date and signed by the chief executive officer, chief financial officer, controller, director of treasury or treasurer of the Company, certifying that all of the foregoing requirements set forth in this Section 1.09 have been satisfied.

(b)           On or after the Restructuring Closing Date, the Company may provide the Lenders with a written request to approve a “Guarantor Release and Redesignation,” pursuant to which any Subsidiary Guarantor would be released from its obligations under the Guarantee Agreement and any other Loan Document and would cease to be treated as a Subsidiary Guarantor or Loan Party for all purposes of this Agreement and the other Loan Documents (such released Subsidiary Guarantor, an “Excluded Entity”).  Such request shall be made by written notice to the Administrative Agent, specifying the requested date of effectiveness of the Guarantor Release and Redesignation (the “Guarantor Release and Redesignation Date”), which request shall then be communicated to the Lenders by the Administrative Agent.  Upon receipt of the Required Lenders’ written approval of such request for a Guarantor Release and Redesignation (which approval shall be subject to the Required Lenders’ sole discretion), such Guarantor Release and Redesignation shall become effective on the Guarantor Release and Redesignation Effective Date and Schedule 1.01(d) shall be amended to reflect such Guarantor Release and Redesignation.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01          Term Loans.

(a)            Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Term A Loans to the Singapore Borrower on the Restructuring Closing Date in a principal amount not to exceed its Term A Commitment.

(b)            Convertible Senior Notes Exchange.

(i)            Within 10 days following the Restructuring Closing Date, the Singapore Borrower, the Administrative Agent and the Lenders hereby agree that the $27,685,000 principal amount of Permitted  Convertible Notes held by the Persons identified as “Term B Lenders” in Schedule 2.01 (or held by any of their Affiliates or other Approved Funds, as of the Restructuring Closing Date) shall be surrendered to the Company, to be then delivered to the Convertible Notes Trustee for cancellation.  On the Restructuring Closing Date, the Indebtedness outstanding on such Permitted Convertible Notes shall be deemed automatically cancelled in exchange for (x) $27,685,000 principal amount of Term B Loans governed by this Agreement and for all purposes deemed Loans made to the Singapore Borrower hereunder (as part of a Borrowing made on the Restructuring Closing Date), and (y) 36,729,182 shares of Common Stock of the Company, as set forth pursuant to the terms of the Investment Agreement.

(ii)            Following the Restructuring Closing Date, but not later than June 30, 2013 (or such later date as approved by the Required Lenders in their sole discretion), the Company will offer each of the holders of the Permitted Convertible Notes (the “Remaining Convertible Senior Notes”) an option (pursuant to documentation in form and substance satisfactory to the Required Lenders (such documentation, the “Exchange Documents”)) to surrender its Permitted Convertible Notes to the Convertible  Notes Trustee for cancellation, in exchange for the automatic conversion of the Indebtedness outstanding on such Permitted Convertible Notes (without any need for further funding) into (x) Term B Loans in a principal amount equaling no more than the product of (1) 0.8 and (2) the principal amount outstanding on such surrendered Permitted Convertible Notes, which Term B Loans shall be governed by this Agreement and for all purposes deemed Loans made to the Singapore Borrower hereunder (as part of a Borrowing made on such applicable exchange and conversion date), and (y) such number of shares of Common Stock of the Company for each $1,000 of Permitted Convertible Notes so surrendered as shall be agreed with the Required Lenders and which shall be set forth in the Exchange Documents.

(iii)           To the extent that 90% or more of the Permitted Convertible Notes outstanding immediately prior to the Restructuring Closing Date are exchanged and converted into Term B Loans in the manner and within the timeframes set forth in the foregoing clauses (i) and (ii) (pursuant to the terms hereof and the Exchange Documents), the parties hereto agree that the outstanding principal amount of the Term B Loans held by the Term B Lenders as of the Restructuring Closing Date pursuant to Section 2.01(b)(i) shall be reduced, on a pro rata basis among such applicable Term B Loans, by an amount equal to the product of (1) 0.2 and (2) the principal amount of the Term B Loans deemed made as of the Restructuring Closing Date pursuant to Section 2.01(b)(i).

(c)           Loans and Borrowings.

(i)             Each Term A Loan shall be made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(ii)            Notwithstanding anything to the contrary herein, the Term A Loan proceeds to be disbursed by the Term A Lenders to the Singapore Borrower on the Restructuring Closing Date shall equal such amount of loan proceeds remaining after deducting therefrom an amount equal to all amounts outstanding and owing to any Term A Lender under the Existing Credit Agreement (it being understood that such deduction shall be deemed a repayment of all such amounts owing to such Term A Lender under the Existing Credit Agreement) and certain other costs and expenses, all as set forth in the Funds Flow Memorandum.

(iii)           Any Term A Loan proceeds that are not used to refinance the loans and other amounts outstanding under the Existing Credit Agreement shall be deposited and maintained, on and after the Restructuring Closing Date, in a collateral account (the “Collateral Account”) established in the name of the Singapore Borrower and held at the offices of Bank of America, N.A. or such other financial institution to be approved by the Required Lenders (in their reasonable discretion), which collateral account shall be pledged to the Administrative Agent (for the benefit of the Lenders and the other Secured Parties) and subject to a control agreement in form and substance reasonably acceptable to the Required Lenders.  Amounts in the Collateral Account will be permitted to be used in accordance with the purposes set forth in Section 6.11, it being understood that to the extent funds are withdrawn from the Collateral Account to pay for working capital expenses of the Company and its Subsidiaries such working capital expenses are paid out to third parties promptly following any withdrawal of such amounts from the Collateral Account.

(iv)           Amounts borrowed (or deemed borrowed) hereunder and repaid or prepaid may not be reborrowed.

2.02         Borrowings Procedure.

(a)           To request and effectuate each Term A Loan, the Singapore Borrower (or the Company on its behalf) shall notify the Administrative Agent of such request in writing not later than 11:00 a.m. New York City time three (3) Business Day(s) before the applicable Borrowing Date.  Each such Term Loan Notice shall be irrevocable and shall specify the following information: (i) the aggregate amount of the requested Borrowing; (ii) the applicable Borrowing Date; and (iii) the location and number of the Singapore Borrower’s account to which funds are to be disbursed.

(b)           Promptly following receipt of a borrowing request in accordance with this Section 2.02, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise expressly provided in Section 2.01, each Lender shall make the amount of its Term Loan available to the Agent in Same Day Funds at the Agent’s Office not later than 3:00 p.m., New York City time, on the Business Day specified in the Term Loan Notice.  The Agent shall make all funds so received by it available to the Singapore Borrower in like funds as received by the Agent by transfer to an account designated by the Singapore Borrower in a notice provided to (and reasonably acceptable to) the Agent.

2.03         [Reserved].

2.04         [Reserved].

2.05         Prepayments.  (a)  Each Borrower may, upon written notice from the Company to the Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part, without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m., New York City time, four Business Days prior to any date of prepayment, (ii) any prepayment of the Term Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount of the Term Loans outstanding hereunder and (iii) none of the Term B Loans may be prepaid so long as any Term A Loan remains outstanding.  Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of the Lender’s Share of such prepayment.  If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           [Reserved].

(c)            [Reserved].

(d)           Unless otherwise instructed by the Required Lenders, in the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Prepayment Event, the Singapore Borrower shall (and the Company shall cause the Singapore Borrower to), on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within three Business Days thereafter (except to the extent otherwise set forth in the second proviso of clause (a) of the definition of “Prepayment Event”)), prepay the Term A Loans in an aggregate amount equal to 100.0% of such Net Proceeds in accordance with Section 2.05(e); provided, however, that if the amount of such Net Proceeds exceeds the aggregate principal amount of Term A Loans outstanding at such time, then the Singapore Borrower shall (and the Company shall cause the Singapore Borrower to) prepay, on the required date of such prepayment, the Term B Loans in an aggregate amount equal to the lesser of the amount of such excess and the aggregate principal amount of Term B Loans outstanding at such time in accordance with Section 2.05(e). The Company shall, to the extent practicable, notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any prepayment required pursuant to this paragraph no later than 11:00 a.m., New York City time, four Business Days prior to the date of prepayment.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of such notice, and of the amount of such Lender’s Share of such prepayment.

(e)           All prepayments of principal hereunder shall be accompanied by all interest accrued thereon as set forth in Section 2.08.  Any prepayments of the Term A Loans pursuant to this Section 2.05 shall be applied first to prepay the interest outstanding and due on each Term A Loan on a pro rata basis among the applicable Lenders (according to each such Lender’s Share) and second to prepay the principal of and premium (if any) outstanding and due on each Term A Loan on a pro rata basis among the applicable Lenders (according to each such Lender’s Share).  Any prepayments of the Term B Loans pursuant to this Section 2.05 shall be applied first to prepay the interest outstanding and due on each Term B Loan on a pro rata basis among the applicable Lenders (according to each such Lender’s Share), and second to prepay the principal of and premium (if any) outstanding and due on each Term B Loan on a pro rata basis among the applicable Lenders (according to each such Lender’s Share).

2.06          Termination of Commitments. Unless previously terminated, all Term A Commitments shall terminate at 5:00 p.m., New York City time, on the Restructuring Closing Date.

2.07         Repayment of Loans.

(a)           The Borrowers shall repay to the Lenders the aggregate principal amount of all the outstanding Term Loans on the Maturity Date; provided that, notwithstanding the foregoing, none of the Term B Loans shall be repaid until the principal of and interest and premium (if any) outstanding and due on each of the Term A Loans shall have been paid in full (it being understood that any failure to repay such Term B Loans on the Maturity Date shall constitute an Event of Default pursuant to Section 8.01(a) (after giving effect to any applicable grace periods)).

2.08          Interest.

(a)           Subject to the provisions of subsection (c) below, (i) the Term A Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to12.0% per annum and (ii) the Term B Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to10.0% per annum.  Notwithstanding anything in this Agreement to the contrary, any interest accrued and payable on the Term A Loans or on the Term B Loans for the period from the Restructuring Closing Date to but excluding the date that is the third anniversary thereof (such date, the “Third Anniversary Date”) may, at the Company’s election, be paid in cash or “paid in kind,” with the amount of such interest (to the extent “paid in kind”) being added to the outstanding principal amount of the applicable Term Loan on the applicable Interest Payment Date; provided that the Company cannot elect (pursuant to the foregoing sentence) to pay any interest on the Term B Loans in cash, in the event that there remains outstanding any PIK Interest on the Term A Loans.  Such paid-in-kind interest (“PIK Interest”) shall be deemed paid on such Interest Payment Date, and the principal amount of the applicable Term Loans as so increased shall be deemed “Term Loans” hereunder and under the other Loan Documents for all purposes and shall thereafter accrue interest in accordance with the terms of this Agreement.  All references herein to a “Term Loan” or “Term Loans”, to “principal” or the “principal amount” of any Term Loan or Term Loans and other terms of like import shall include PIK Interest that has been added to the outstanding principal of such Loans.  For the avoidance of any doubt, from the Third Anniversary Date to (and including) the date on which all of the Term Loans are paid in full, any interest accrued and payable on any of the Term Loans shall be paid in cash, in Dollars, on the applicable Interest Payment Date; provided, that on any such Interest Payment Date, no interest shall be paid on any Term B Loan until all accrued interest due on such date on the Term A Loans has been paid in full (it being understood that any failure to pay any such interest on any of the Term Loans on such applicable Interest Payment Date shall constitute an Event of Default pursuant to Section 8.01(a)(ii) (after giving effect to any applicable grace periods)).

(b)           [Reserved].

(c)           (i)             If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)            If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)           While any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Loan Documents Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees.

(a)           Administrative Agent Fee. Borrowers agree to pay to the Administrative Agent, for its own account, the administrative fee in an amount per annum separately agreed upon between such Borrowers (or the Company on their behalf) and the Administrative Agent.

2.10         Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Interest rates and fees payable to Lenders hereunder shall be determined by the Agent, and each such determination by any the Agent shall be conclusive and binding for all purposes, absent manifest error.

2.11         Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loan Documents Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

2.12         Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, in each case for the account of the Lenders to which such payment is owed, at the Agent’s Office in Same Day Funds not later than 1:00 p.m., New York City time, on the date specified herein.  Except as otherwise expressly provided herein, all such payments in respect of any Loan and any other amount due hereunder or under any of the Loan Documents, shall be made in cash, in Dollars. The Agent will promptly distribute to each Lender its Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Agent from the Borrowers after the time on which such payments are due shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)           Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by such Borrower, the interest rate as set forth in Section 2.08.  If such Borrower and such Lender shall pay such interest to such Agent for the same or an overlapping period, the Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing.  Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(ii)           Payments by Borrowers; Presumptions by Agent.  Unless the Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Agent for the account of any of the Lenders hereunder that such Borrower will not make such payment, the Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Overnight Rate.

A notice of the Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans, and the obligations of the Lenders to make payments pursuant to Section 10.04(c), are several and not joint.  The failure of any Lender to make any Term Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 10.04(c).

(e)            Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)             Payments through the Agent.  It is understood and agreed that the liabilities of the Borrowers for principal, interest, fees and other amounts payable hereunder to any Lender in respect of the Term Loans are owed to the Lending Office designated by such Lender, and that the provisions contained herein requiring that such payments be made through the Agent are merely for the convenience of the parties and do not create any liability of the Borrowers to the Agent for such payments.

2.13         Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans and accrued interest thereon greater than its share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact and (b) purchase (for cash at face value) participations in the Term Loans or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them, provided that:

(i)             if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Subject to the provisions of Sections 10.06(d) and 10.06(e), each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation or subparticipation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation or subparticipation as fully as if such Lender were a direct creditor of such Borrower in the amount thereof.

2.14         [Reserved].

2.15          Appointment of the Company as Agent of the Borrowers.  (a)  Each Borrower hereby irrevocably appoints and constitutes the Company as its agent and attorney-in-fact for purposes of (i) providing any notice or request notice under this Agreement or any other Loan Document, (ii) receiving any notice or other communication hereunder from the Agent or Lender (and any such notice or other communication provided to the Company shall be deemed to have been provided to each of the other Borrowers), (iii) providing any consent contemplated by Section 10.01 and (iv) taking any other action contemplated or permitted to be taken by a Borrower under the terms of this Agreement or any other Loan Document.  The Company hereby accepts such appointment by each Borrower.

(b)           Each Borrower hereby expressly agrees that any Term Loan Notice and any notice of prepayment under Section 2.05 given by the Company, and any other action taken by the Company under this Agreement or any other Loan Document on behalf of any Borrower, shall, in each case, be binding on such Borrower as if such notice or request has been given, or such action has been taken, by such Borrower, and enforceable against such Borrower in accordance with its terms.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01          Taxes    (a).    Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            Indemnification by the Borrowers.  Each Borrower shall indemnify the Agent and each Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Borrower by the Administrative Agent or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment by any Borrower to a Governmental Authority of Taxes on behalf of the Agent or Lender, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Agent, to the extent that such Lender is reasonably able to do so in a timely manner, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Company or the Agent, shall, to the extent that such Lender is reasonably able to do so in a timely manner, deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or such Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Lender that is a Foreign Lender with respect to such Borrower shall deliver to Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(i)             duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)            duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, if reasonably requested by the Company or the Agent, each Lender agrees promptly to deliver, to the extent that such Lender is reasonably able to do so under applicable Law, to the Company or such Agent such other documents and forms required by any relevant taxing authorities under the Laws of any non-U.S. jurisdiction, duly executed and completed by such Lender, as may permit any payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise, to be made without (or at a reduced rate of ) applicable withholding taxes imposed under the Laws of such non-U.S. jurisdiction, and to establish such Lender’s status for withholding tax purposes in such other jurisdiction.  Each Lender shall, to the extent that such Lender is reasonably able to do so under applicable Law, promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any available claimed exemption or reduction described in the preceding sentence and (ii) take such steps as shall not be materially disadvantageous to it, in the sole judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such non-U.S. jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender; provided, however, that the obligations in clause (ii) shall not apply in respect of non-U.S. withholding  or similar Taxes required to be deducted or paid, under applicable Law in effect on the Restructuring Closing Date, on or with respect to amounts payable (including any “paid-in-kind” interest) to a Lender that is a Lender on the Restructuring Closing Date. Additionally, if reasonably requested by any Lender or the Agent, each of the Loan Parties shall (x) promptly deliver to such Lender (with a copy to the Administrative Agent) or such Agent such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower to the extent applicable to such Loan Party, as are required to be furnished by such Lender or Agent under such Laws in connection with any payment by the Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction and (y) take any other such action that may mitigate or avoid withholding Taxes imposed on payments to a Lender by an Loan Party under the laws of any non-U.S. jurisdiction.

(f)             Treatment of Certain Refunds.  If the Agent or Lender determines, in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of such Agent or Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or Lender in the event such Agent or Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02          [Reserved].

3.03          [Reserved].

3.04          Increased Costs.

(a)            [Reserved].

(b)            Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in subsection (b) of this Section 3.04 and delivered to the Company shall be conclusive absent manifest error.  The Company shall pay (or cause the applicable Borrower to pay) such Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05          [Reserved].

3.06          Mitigation Obligations; Replacement of Lenders. (a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01,  then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or to such Borrower.  The Company hereby agrees to pay (or to cause the applicable Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Notwithstanding any of the foregoing provisions of this Section 3.06, this Section 3.06 shall not apply with respect to gross-up payments required to be made pursuant to Section 3.01 in respect of non-U.S. withholding or similar Taxes required to be deducted or paid, under applicable Law in effect on the Restructuring Closing Date, on or with respect to amounts payable (including any “paid-in-kind” interest) to a Lender that is a Lender on the Restructuring Closing Date.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.

3.07         Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and repayment of all other Loan Documents Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01         Conditions of Initial Credit Extension.  The effectiveness of the Agreement and the obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           Loan and Corporate Documents, Etc.  The Administrative Agent shall have received the following, in each case where applicable properly executed by a Responsible Officer of the signing Loan Party, dated the Restructuring Closing Date (or, in the case of certificates of governmental officials or transcripts from public registers, a recent date before the Restructuring Closing Date) and in form and substance satisfactory to the Administrative Agent and the Required Lenders:

(i)            executed counterparts of this Agreement (by the Company and all of its Subsidiaries), the Restructuring Transaction Documents, any Security Document or other Loan Document (including, without limitation, such applicable new Joinder and Omnibus Reaffirmation Agreement among the Company and its Subsidiaries and the Administrative Agent, and amendments to the Domestic Collateral Agreement, the Guarantee Agreement, the Global Intercompany Note, dated February 19, 2009, issued by the Company and its Subsidiaries, and the Intercompany Indebtedness Subordination Agreement, dated as of February 28, 2008, among the Company and its Subsidiaries and the Administrative Agent), the Notes and any account control agreement relating to the Collateral Account, in each case as the Required Lenders may request;

(ii)            a certificate of a Responsible Officer of each Loan Party dated the Restructuring Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organization Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Restructuring Transaction Documents to which such person is a party and, in the case of Borrower, the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Restructuring Transaction Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate in this clause (ii));

(iii)           such documents and certifications as the Administrative Agent or the Required Lenders may reasonably require to evidence that each Loan Party is duly organized or formed and is validly existing, in good standing and qualified to engage in business;

(iv)           a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Restructuring Transaction Documents to which it is a party, which consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(v)            a certificate of the chief financial officer of the Company certifying that (A) the conditions specified in Sections 4.01(f), 4.01(k), 4.01(l), 4.02(a) and 4.02(b) have been satisfied and (B) there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vi)           a certificate from the chief financial officer of the Company attesting to the Solvency of the Loan Parties (other than any Excepted Person) before and after giving effect to the Restructuring Transactions;

(vii)          updated Exhibits and Schedules to be attached hereto, which shall replace the Exhibits and Schedules attached hereto as of the date this Agreement is signed, and which Exhibits and Schedules shall be in form and substance satisfactory to the Lenders;

(viii)         insurance certificates, loss payee and additional insured endorsements evidencing effectiveness of insurance required to be maintained pursuant to the Loan Documents;

(ix)           Term Loan Notices relating to the initial Credit Extensions; and

(x)            such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)           Fees and Expenses.  Any fees, costs, expenses and other compensation required to be paid on or before the Restructuring Closing Date shall have been paid.  Unless waived by the Administrative Agent and the Required Lenders, the Company shall also have paid all fees, charges and disbursements of counsel to the Administrative Agent and counsel to the Lenders (in connection with the negotiation, preparation, execution and delivery of the Restructuring Transaction Documents) to the extent invoiced prior to or on the Restructuring Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent and the Lenders, nor shall such estimate thereafter limit any of the obligations of the Company pursuant to Section 10.04 ).

(c)           Lien Searches.  The Administrative Agent shall have received the results of a recent lien search of the Loan Parties in locations designated by the Administrative Agent or the Required Lenders, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens expressly permitted hereunder or discharged on or prior to the Restructuring Closing Date pursuant to documentation satisfactory to the Required Lenders.

(d)           Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)             the favorable legal opinion of SNR Denton LLP, counsel to the Company and its Subsidiaries addressed to the Agent and each Lender and dated the Restructuring Closing Date and covering such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or the Required Lenders may reasonably request; and

(ii)            a favorable legal opinion of such local counsel to the Foreign Loan Parties as the Administrative Agent or the Required Lenders may request, in each case addressed to the Agent and each Lender and dated the Restructuring Closing Date and covering such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or the Required Lenders may reasonably request.

(e)           [Reserved].

(f)            Existing Indebtedness.  After giving effect to the Restructuring Transactions, none of the Company, or any Borrower or any other Subsidiary shall have any Indebtedness, except (i) Indebtedness created under the Loan Documents, (ii) Indebtedness set forth on Schedule 7.03(b), and (iii) Indebtedness owed to the Company or any Subsidiary, or any combination thereof, to the extent expressly permitted by Section 7.03.  Without limiting the foregoing, on the Restructuring Closing Date, the Company shall repay all amounts accrued and owing under the Existing Credit Agreement, including all outstanding loans, accrued and unpaid interest and fees and any other amounts owing thereunder.

(g)           Certain Equity Securities.  After giving effect to the Restructuring Transactions, none of the Company, or any Borrower, Sonion or any other Subsidiary shall have outstanding any preferred Equity Interest.

(h)           Guarantees.  The Guarantee Requirement shall have been satisfied.

(i)             Financial Statements.  The Administrative Agent shall have received the financial statements referred to in Section 5.05.

(j)            Financial Projections. The Administrative Agent shall have received the consolidated financial projections of the Company, prepared in accordance with GAAP and giving effect to the Restructuring Transactions, for the fiscal quarter of the Company ended December 31, 2012, and for the fiscal years of the Company 2013 through 2015 (which projections, in the case of projections for 2013, shall be presented on a quarterly basis), in form and substance reasonably satisfactory to the Lenders.

(k)            Consents.  All governmental, shareholder and other consents and approvals necessary in connection with the Restructuring Transactions shall have been received and shall be in full force and effect.

(l)             Litigation.  The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened or contemplated, in any court or before any arbitrator or governmental authority that would reasonably be expected to have a Material Adverse Effect.

(m)           Restructuring Closing Date.  The Restructuring Closing Date and all the Restructuring Transactions shall have occurred no later than November 30, 2012.

(n)           Patriot Act Compliance.  At least five Business Days prior to the Restructuring Closing Date, the Lenders shall have received all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)).

(o)           Material Adverse Effect. Other than as set forth on Schedule 4.01(o), there shall not have been any change, development or event that has occurred since December 30, 2011 (and the Lenders shall not have discovered or otherwise become aware of facts or conditions not previously known to them), which the Lenders shall determine has had or could reasonably be expected to have a material adverse effect on the transaction or on the financial position, results of operations, assets, liabilities, prospects or business of the Borrowers and their subsidiaries, taken as a whole.

(p)           Collateral.  (i) The Collateral and Guarantee Requirements shall have been satisfied in a manner satisfactory to the Administrative Agent or the Required Lenders; and (ii) the Company shall have delivered (1) a perfection certificate with respect to the Company and its Subsidiaries in form and substance satisfactory to the Administrative Agent or the Required Lenders and (2) evidence of the termination of the domestic mortgage on that certain property located at 12220 World Trade Drive, San Diego, CA 92128.

(q)           Diligence.  The Lenders shall completed a due diligence investigation of the Borrowers, the other Loan Parties and their respective Subsidiaries in scope, and with results, satisfactory to the Lenders.

(r)            Warrant.  The Term A Lenders shall have been issued the Warrant, all subject to and in accordance with the terms set forth in the  Investment Agreement and the Warrant.

(s)           Common Stock.  The applicable Term B Lenders shall have been issued 36,729,182 shares of Common Stock of the Company in connection with the conversion and exchange of the Permitted Convertible Notes described in Section 2.01(b).

(t)            Singapore Confirmation.  Receipt of evidence in form and substance satisfactory to the Required Lenders that the procedures to permit the giving of financial assistance by the Singapore Borrower and any of the Company’s other applicable Subsidiaries incorporated, organized or established under the laws of Singapore (or any other applicable Subsidiary) under Section 76 of the Companies Act, Chapter 50 of Singapore have been duly complied with and completed by the Singapore Borrower and such other Subsidiaries in connection with the relevant Restructuring Transaction Documents.

4.02         Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           The representations and warranties of (i) the Company and the Borrowers contained in Article V and (ii) each Loan Party contained in any other Loan Document, or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except with respect to representations and warranties that contain a materiality qualification, which shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, true and correct in all respects, with respect to representations and warranties that contain a materiality qualification) as of such earlier date, and except that for purposes of this Section 4.02:  the representations and warranties contained in Sections 5.05(a) and 5.05(b) (except with respect to the representation and warranty set forth in Section 5.05(a)(iv)) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) or 6.01(b), respectively.

(b)           No Default shall exist or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c)           The Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

4.03         Representations.  Each Request for Credit Extension submitted by the Company shall be deemed to be a representation and warranty by the Company and, if not the Company, the applicable Borrower that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Except as otherwise provided in Section 5.20, the Company and each Borrower represents and warrants to the Agent and the Lenders that:

5.01         Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is a corporation, partnership, limited partnership, limited liability company or other legal business entity duly incorporated or organized, as the case may be, validly existing, and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its formation, (b) has the requisite corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in and (c) is duly qualified as a foreign corporation or company and in good standing under the laws of each other jurisdiction in which such qualification is required and in which the failure to so qualify would have a Material Adverse Effect.

5.02         Authorization; No Contravention.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is or is to be a party, and the consummation of the Restructuring Transactions, have been duly authorized by all necessary corporate or other organizational action and do not and will not (a) require any consent or approval of the shareholders or members or other equityholders of such Loan Party not already received or obtained, (b) contravene such Loan Party’s Organization Documents, (c) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the FRB), order writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such Loan Party, (d) result in a breach of, or constitute a default under, any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such Loan Party is a party or by which it or its properties may be bound or affected, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by such Loan Party, or give rise to a right of, or result in, termination, cancellation, acceleration or right of renegotiation of any obligations thereunder, or (e) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such Loan Party, except for Liens created under the Loan Documents.

5.03         Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except (a) such as have been obtained or made (or will have been obtained or made as of the Restructuring Closing Date) and are in full force and effect and (b) filings necessary to perfect Liens created under the Loan Documents.

5.04         Binding Effect.  This Agreement has been, and each of the other Loan Documents has been, or when delivered will be, duly and validly executed by each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, the legal, valid, and binding obligations of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditor’s rights generally.

5.05         Financial Statements; No Material Adverse Effect; No Internal Control Event. (a) Except as set forth on Schedule 5.05, as to the Company and each of its Subsidiaries:

(i)             the Audited Financial Statements, together with the opinion thereon of KPMG LLP, independent certified public accountants, and the consolidated balance sheet of the Company and its Subsidiaries as of December 25, 2009, December 31, 2010 and December 30, 2011, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the fiscal quarters and the portion of the fiscal year then ended, copies of which have been furnished to the Administrative Agent and the Lenders, fairly present, in all material respects, their financial condition as at such dates and the results of their operations and cash flows for the periods covered by such statements, all in accordance with GAAP (subject to year-end adjustments and the absence of footnotes in the case of the quarterly financial statements);

(ii)            [Reserved];

(iii)           [Reserved];

(iv)           except as disclosed in Schedule 4.01(o), since December 30, 2011, there has been no material adverse change in the consolidated condition (financial or otherwise), business, or operations of the Company and its Subsidiaries, taken as a whole;

(v)           there are no liabilities, fixed or contingent, which are material to the Company and its Subsidiaries, taken as a whole, but are not reflected in the financial statements (or the notes thereto) referred to in clause (i) above, other than (A) liabilities created under the Loan Documents, (B) liabilities arising in the ordinary course of business since December 31, 2010 and (C) liabilities not required to be reflected on a balance sheet under GAAP; and

(vi)           as of the Restructuring Closing Date, the Company and its Subsidiaries are not indebted under any credit agreement, indenture, purchase agreement (excluding trade debt), guaranty, Capital Lease, or other investment or agreement relating to Indebtedness for Money Borrowed, except as disclosed in the financial statements referred to in clause (i) above or the notes thereto and except for Indebtedness for Money Borrowed created under the Loan Documents.

(b)           Since the date of the most recent balance sheet included in the Audited Financial Statements, no Internal Control Event has occurred involving (i) fraud of management or other employees who have significant roles in the Company’s internal controls over financial reporting or (ii) a material weakness in the Company’s internal controls over financial reporting which has had or could reasonably be expected to have, individually or in the aggregate, a negative impact on the Company’s financial statements in excess of the Threshold Amount.

5.06         Litigation.  Except as set forth in Schedule 5.06, there is no action, suit, proceeding, claim or dispute pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07         No Default.  Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08         Ownership of Property.  The Company and each of its Subsidiaries have title to, or valid leasehold interests in, all of its material properties and assets, real and personal, necessary or used in the ordinary conduct of their business.  As of the Restructuring Closing Date, none of the Company or any of its Subsidiaries own any parcels of real property, other than such parcels of real property set forth in Schedule 5.08.

5.09         Environmental Compliance.  Except as set forth on Schedule 5.09 and except for such matters as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company, its Subsidiaries or any real property owned or leased by the Company or any of its Subsidiaries is in violation of any applicable Environmental Laws, no Hazardous Materials are present on any of said real property except in accordance with applicable law and neither the Company nor any of its Subsidiaries has been identified in any litigation, administrative proceedings or investigation as a responsible or potentially responsible party for any Environmental Liability.

5.10         Insurance.  The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

5.11         Taxes.  The Company and each of its Subsidiaries have filed all material tax returns (foreign, federal, state, and local) required to be filed (except for the tax returns set forth on Schedule 5.11(a)) and, except for such amounts as are being contested in good faith and for which adequate reserves are established on its books and records in accordance with GAAP, have paid all taxes, assessments, and governmental charges and levies thereon to be due, or levied or imposed upon them, including any applicable interest and penalties.  There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither the Company nor any Subsidiary thereof is party to any tax sharing agreement, except for tax sharing agreements among wholly-owned Subsidiaries. The aggregate tax liabilities (including interest, penalties, and additions to tax) with respect to the tax returns set forth on Schedule 5.11(a) does not exceed $500,000 U.S. dollars.

5.12         ERISA Compliance.  Each Plan is in compliance in all respects with all applicable provisions of ERISA and the Code, and the regulations and published interpretations thereunder.  Except as set forth on Schedule 5.12, no ERISA Event or prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan has occurred and is continuing, or could reasonably be expected to occur, with respect to any Plan; no notice of intent to terminate a Pension Plan has been filed nor has any Plan been terminated under circumstances which could result in any material liability to the PBGC (except as otherwise disclosed on Schedule 5.12); no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates has, within the last six years, completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan to the extent ERISA applies to such Loan Party; the Company, each of its Subsidiaries and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to each Plan and there is no failure to satisfy the minimum funding standards (as defined in Section 302 of ERISA) with respect to any Plan to which such standard applies; and neither the Company, the other Loan Parties nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA (other than for payment of premiums to PBGC not delinquent).  Notwithstanding the foregoing, there shall not be deemed to be any breach of representation under this Section 5.12 unless the matters described herein would reasonably be expected to cause a Material Adverse Effect.

5.13         Subsidiaries; Equity Interests.  Set forth on Schedule 5.13 is a complete and accurate list as of the Restructuring Closing Date of, and an organization chart showing, all the direct and indirect Subsidiaries of the Company, indicating the jurisdiction of incorporation of each Subsidiary, showing the percentage and manner of ownership of the outstanding Equity Interests in each Subsidiary and identifying each Borrower and each other Loan Party as such.  All of the Loan Parties (other than the Company) are wholly-owned by the Company.  To the Borrowers’ knowledge, all of the outstanding Equity Interests of each Subsidiary have been validly issued and fully paid and are nonassessable.

5.14         Margin Regulations; Investment Company Act.   The proceeds of the borrowings made hereunder will be used by the Company and the Borrowers only for the purposes expressly authorized herein.  None of such proceeds will be used, directly or indirectly, for any purpose which violates or which would be inconsistent with Regulation U (12 CFR Part 221) or Regulation X (12 CFR Part 224) of the FRB.  Neither the Company nor any of the other Borrowers nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the FRB or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the Restructuring Closing Date.

(b)           No Loan Party nor any Person Controlling the Company or any Subsidiary is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Sec. 80a-1, et seq.).  The application of the proceeds of the Loans and repayment thereof by the Loan Parties and the performance by the Loan Parties of the transactions contemplated by the Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the SEC thereunder, in each case as in effect on the Restructuring Closing Date.

5.15         Disclosure.  No report, financial statement, certificate or other written or formally presented information furnished by or on behalf of the Loan Parties to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case taken as a whole and as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company and each Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable, but that no representation is being made as to their ultimate accuracy.

5.16         Compliance with Laws.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all laws, rules, regulations and orders applicable to any of them or any of their respective properties.

5.17         Intellectual Property; Licenses, Etc.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries own, or possess the right to use, all licenses, permits, franchises, patents, copyrights, trademarks, tradenames or rights thereto necessary for the conduct of its business substantially as now conducted and as presently proposed to be conducted, without conflict with the rights of other Persons, and (b) neither the Company nor any of its Subsidiaries infringe upon or are in violation of any valid rights of others with respect to any of the foregoing.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18          Labor Matters.  There are no strikes, lockouts or slowdowns against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened.  Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:  (a) the hours worked by and payments made to employees of the Company and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (b) all payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary; and (c) the consummation of the Restructuring Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.

5.19         OFAC Compliance.  Neither the Company nor any Subsidiary is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001), and/or any other list maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders or otherwise subject to sanction under an OFAC implemented regulation.

5.20         Representations as to Foreign Loan Parties.  The Company, on behalf of each Foreign Loan Party, and each Foreign Borrower, on behalf of itself, represents and warrants to the Agent and the Lenders that:

(a)           Such Foreign Loan Party is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Borrower, the “Applicable Foreign Loan Party Documents”), and the execution, delivery and performance by such Foreign Loan Party of the Applicable Foreign Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing in respect of its obligations under the Applicable Foreign Loan Party Documents.

(b)           The Applicable Foreign Loan Party Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Loan Party is organized and existing for the enforcement thereof against such Foreign Loan Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents.  It is not necessary, in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents, that the Applicable Foreign Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Loan Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)           The execution, delivery and performance of the Applicable Foreign Loan Party Documents executed by such Foreign Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Loan Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

(d)           Under applicable Law in effect on the Restructuring Closing Date, other than Singapore withholding Taxes, no non-U.S withholding or similar Taxes will be required to be paid, withheld or deducted on or with respect to any amounts payable (of principal, interest (whether paid in cash or “paid-in-kind”), or otherwise) to the Lenders under any Loan Document.

5.21          Solvency.  Immediately after the consummation of the Restructuring Transactions to occur on the Restructuring Closing Date, including the making of each Loan to be made on the Restructuring Closing Date and the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Guarantee Agreement, each Loan Party (other than any Excepted Person) will satisfy each of the requirements set forth in the definition of the term “Solvency” and will otherwise be solvent under the Laws of its jurisdiction of formation.

5.22          Collateral Matters.    The Domestic Collateral Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) the security interest created under the Domestic Collateral Agreement constitutes a fully perfected security interest in all right, title and interest of the pledgors thereunder in the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) delivered to the Administrative Agent (together with instruments of transfer duly indorsed in blank), prior and superior in right to any other Person, and (ii) the security interest created under the Domestic Collateral Agreement constitutes a fully perfected security interest in all right, title and interest of the Domestic Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained, in such Collateral, by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted by Section 7.01.

(b)           [Reserved.]

(c)           The security interest created under the Domestic Collateral Agreement constitutes a fully perfected security interest in all right, title and interest of the Domestic Loan Parties in the Intellectual Property (as defined in the Domestic Collateral Agreement) in which a security interest may be perfected by filing Uniform Commercial Code financing statements in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted by Section 7.01 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Domestic Loan Parties after the Restructuring Closing Date).

(d)           Each Security Document, other than any Security Document referred to in the preceding subsections of this Section 5.22, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the secured parties specified therein, a valid and enforceable security interest in the Collateral subject thereto.

5.23         No Burdensome Agreements.

None of the Loan Parties or any of their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, (a) limits the ability (i) of any such Loan Party or Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, (ii) of any Subsidiary to Guarantee the Indebtedness of any Loan Party or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure any Loan Documents Obligations (other than any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) (but solely to the extent such negative pledge relates to the property financed by or the subject of such Indebtedness)) or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person or (c) could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Document Obligation hereunder shall remain unpaid or unsatisfied, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.13 and 6.14) cause each Subsidiary to:

6.01         Financial Statements, Etc.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)            as soon as available, but in any event within ninety days (or within five days after such earlier date as the Company is required to file with the SEC its annual report on Form 10-K for such fiscal year, but in any event within said ninety days) after the end of each fiscal year of the Company, a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited, it being understood that such consolidated statements may be provided in the form of a copy of the Company’s Form 10-K as filed with the SEC, and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or subject to any qualification or exception as to the scope of such audit to which the Required Lenders reasonably object, and (ii) an attestation report of such Registered Public Accounting Firm as to the Company’s internal controls pursuant to Section 404 of Sarbanes-Oxley, expressing a conclusion which does not have or could not reasonably be expected to have (individually or in the aggregate) a negative impact on the Company’s consolidated financial statements in excess of the Threshold Amount, and such consolidating statements to be certified by a Responsible Officer of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries;

(b)            as soon as available, but in any event within forty-five days (or within five days after such earlier date as the Company is required to file with the SEC its quarterly report on Form 10-Q for such fiscal quarter, but in any event within said forty-five days) after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, it being understood that such consolidated statements may be provided in the form of a copy of the Company’s Form 10-Q as filed with the SEC, and such consolidated statements to be certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and such consolidating statements to be certified by a Responsible Officer of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries;

(c)            as soon as available, but in any event within seventy-five days after the commencement of each fiscal year of the Company, an annual forecast prepared by management of the Company, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income and cash flows of the Company and its Subsidiaries on a quarterly basis for such fiscal year (including the fiscal year in which the Maturity Date occurs); and

(d)            within forty-five days after the commencement of each fiscal quarter of the Company, a certificate of a Responsible Officer of the Company setting forth (i) all Equity Interests or Indebtedness (other than intercompany Indebtedness that is evidenced by one or more promissory notes that have been delivered to the Administrative Agent) owned by any Loan Party, (ii) all Intellectual Property owned by any Loan Party and (iii) all commercial tort claims in respect of which a complaint or a counterclaim has been filed by any Loan Party and that, in each case, have not been previously set forth on either the applicable schedule to the Domestic Collateral Agreement or any other Security Document or a certificate previously delivered pursuant to this subclause.

6.02         Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company (which Compliance Certificate shall (i) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Company most recently theretofore delivered under such Sections 6.01(a) or 6.01(b) (or, prior to the first such delivery, the date of the most recent consolidated balance sheet included in the Audited Financial Statements), specify such change and the effect thereof on the accompanying financial statements, (ii) set forth the aggregate fair value of cash and other property on deposit in, or credited to, each deposit account of each Domestic Loan Party as of the last day of the most recently ended fiscal quarter of the Company covered by such financial statements and (iii) state that all notices required to be provided under Sections 6.13 and 6.14, and all periodic schedules of assets required to be provided under the Security Documents, have been provided);

(b)           promptly after any request by the Agent or Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(c)            promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)            promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities, if any, of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)            promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f)             as soon as possible and in any event within five days after a Responsible Officer knows or has reason to know that the Company or any Subsidiary intends to discontinue any line of business generating net revenues in excess of 10.0% of the Company’s consolidated net revenues for the most recently completed fiscal year, a certificate of a Responsible Officer setting forth details as to such discontinuance and describing the effect of such discontinuance on the financial condition, properties and operations of the Company and its Subsidiaries;

(g)            promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or Lender may from time to time reasonably request;

(h)            promptly after the same is available after the end of any week, but in any event within two Business Days after the Friday of such week, a certificate of a Responsible Officer of the Company setting forth the aggregate amount of Unrestricted Cash as of the end of such week specifying the portion of such aggregate amount that is owned by the Company and each Subsidiary (including FRE and its wholly owned Subsidiaries) separately for each jurisdiction;

(i)             promptly after the same is available, but in any event within fifteen Business Days after the end of each fiscal month of the Company, a report, in a form that is reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of the Company setting forth all Collateral being pledged pursuant to the Security Documents separately for each jurisdiction;

(j)             on Friday of each week (or, if such day is not a Business Day, on the first Business Day thereafter), a certificate of a Responsible Officer setting forth the Company’s projected consolidated cash position for the succeeding thirteen weeks.

Documents required to be delivered pursuant to Section 6.01(a), 6.01(b) or 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s principal publicly accessible website on the Internet or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or a website sponsored by the Administrative Agent); provided that (i) the Company shall deliver paper copies of such documents to the Agent or Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or Lender and (ii) the Company shall notify the Agent and Lender of the posting of any such documents and, if requested by the Administrative Agent or the Required Lenders, provide to the Administrative Agent or the Required Lenders by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”).  The Information supplied pursuant hereto shall be subject to the confidentiality provisions of Section 10.07.

6.03         Notices.  Promptly notify the Administrative Agent and each Lender of:

(a)           the occurrence of any Default;

(b)           any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           the occurrence of any ERISA Event;

(d)           the occurrence of any Internal Control Event;

(e)            any announcement by Moody’s or S&P of any change or possible change in a Debt Rating of the Company, if any; and

(f)            any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking or expropriation of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.  Each notice pursuant to subsection (a) above shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04         Payment of Obligations.  Pay and discharge as the same shall become due and payable all of its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company and its Subsidiaries on a consolidated basis, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company and its Subsidiaries on a consolidated basis and so long as no foreclosure or other similar proceedings shall have been commenced against such property (the foregoing clause relating to foreclosure or other similar proceedings shall not apply to foreclosure or other similar proceedings against precious, semi-precious or other metal under leases, consignments or similar arrangements relating to the same) and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company and its Subsidiaries on a consolidated basis and so long as no Event of Default under Section 8.01(e) or 8.01(h) exists with respect thereto.  As promptly as practicable after the date hereof, file the tax returns set forth on Schedule 5.11(a), and pay all taxes and other amounts (if any) due with respect to such returns.

6.05         Preservation of Existence, Etc.    Preserve and maintain (i) all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) its corporate or other legal existence and good standing in the jurisdiction of its incorporation or organization, except, in the case of any Subsidiary that is not a Loan Party, to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) qualify and remain qualified as a foreign corporation in each jurisdiction referred to in Section 5.01; provided that this Section 6.05 shall not apply to any action permitted under Section 7.04 or 7.05.

6.06         Maintenance of Properties.  Maintain and preserve all of its material properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, casualty covered by insurance and ordinary wear and tear excepted.

6.07         Maintenance of Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations, in each case not Affiliates of the Company, with respect to its properties and business in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

6.08         Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.09         Books and Records.  Keep accurate records and books of record and account, in which complete, true and correct entries in conformity with GAAP consistently applied shall be made, reflecting all material financial transactions of the Company and its Subsidiaries.  Keep accurate records and books of account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

6.10         Inspection Rights.  Permit representatives and independent contractors of the Agent or Required Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (with respect to financial, SEC and other similar information), and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Agent or Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.11         Use of Proceeds.   Use the proceeds of the Term Loan Facility solely to (a) as of the Restructuring Closing Date, refinance all amounts outstanding under the Existing Credit Agreement and (b) provide for the ongoing working capital needs of the Company and its Subsidiaries; provided, that, other than as set forth in the foregoing clause (a), none of the proceeds of the Term Loan Facility shall be used to repay any Indebtedness of any kind whatsoever (including any Indebtedness outstanding under the Permitted Convertible Notes, or any intercompany Indebtedness among the Company and any of its Subsidiaries or among any of the Subsidiaries).

6.12         Approvals and Authorizations.  Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority required in any jurisdiction in which any Foreign Borrower or any other Loan Party is organized and existing and that, in each case, are required in connection with the Loan Documents.

6.13         Additional Subsidiary Guarantors.  Notify the Administrative Agent at the time that any Person meets the criteria set forth in the definition of the term “Subsidiary Guarantor” and promptly thereafter (and in any event within thirty days or such longer period as may be agreed to by the Administrative Agent or the Required Lenders (or such shorter period to the extent required under the laws applicable to such Person)) cause the Collateral and Guarantee Requirement with respect to such Person to be satisfied.

6.14         Information Regarding Collateral.    Notify the Administrative Agent, prior to the effectiveness of any such change, of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Domestic Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.  The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b)           Notify the Administrative Agent promptly of (i) the acquisition by any Loan Party of, or any real property otherwise becoming, a Mortgaged Property after the First Restatement Effective Date and (ii) the acquisition by any Loan Party of any other material assets after the First Restatement Effective Date, other than any assets constituting Collateral under the Security Documents in which the Administrative Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

6.15          Further Assurances; Perfection Certificate (a) In the case of the Company and the other Loan Parties, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law (including stamping documents for admissibility in the courts), or that the Administrative Agent or Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties.  The Company will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)            In the case of the Company and the other Loan Parties, not make changes to their cash management systems and practices that would have the effect of reducing in any material respect the proportion of their cash and cash equivalents held in accounts required to be subject to account control agreements under the definition of “Collateral and Guarantee Requirement.”

(c)            Concurrently with the delivery of financial statements pursuant to Section 6.01(a), shall deliver to the Administrative Agent or the Required Lenders an executed perfection certificate (relating to the Company and all of its Subsidiaries) in form and substance satisfactory the Administrative Agent or the Required Lenders.

(d)           upon the request of the Administrative Agent, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, as promptly as practicable, such amendments or supplements hereto or to any other Loan Document, and such further instruments, and take such further actions, as may be necessary in the Administrative Agent’s reasonable judgment to effectuate the intention, performance and provisions hereof or of the other Loan Documents.

6.16          Certain Additional Collateral Obligations. In the case of the Company and the other Loan Parties, as promptly as practicable, and in any event within forty-five days (or such longer period as may be agreed to by the Administrative Agent), after the Restructuring Closing Date, deliver all documents, financing statements, agreements and instruments, and take all other actions, that would be required to be delivered or taken in order for the Collateral and Guarantee Requirement to have been satisfied as of the Restructuring Closing Date and that were not so delivered or taken except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

6.17         Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying properties owned or leased by any Borrower to comply, in all respects, with all applicable Environmental Laws and Environmental Permits, except where the failure to comply with such laws or permits could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Document Obligation hereunder shall remain unpaid or unsatisfied shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01         Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens existing on the Restructuring Closing Date and listed on Schedule 7.01(b), and any extensions or renewals thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as permitted by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)            Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)             Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)             Liens securing Indebtedness of a Subsidiary to the Company or any other Domestic Loan Party permitted under Section 7.03(g);

(k)            [Reserved];

(l)             [Reserved];

(m)           other Liens securing obligations, other than Indebtedness for Money Borrowed, in an aggregate amount not to exceed $250,000 at any time outstanding; provided such Liens do not attach to all or substantially all of the assets of any Loan Party;

(n)            Liens permitted pursuant to the express terms of any Approved Restructuring Request; and

(o)            banker’s liens, rights of setoff or similar rights as to deposit accounts maintained with depository institutions; provided that such deposit accounts are not established for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations.

7.02         Investments.  Make or acquire any Investments, except:

(a)           Investments held by the Company or such Subsidiary in the form of (i) cash, (ii) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition, (iii) commercial paper of a domestic issuer rated at least “A-1” by S&P or “P1” by Moody’s, (iv) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of $100,000,000, (v) money market funds rated at least A-1 by S&P or P-1 by Moody’s which offer daily purchase and redemption privileges or (vi) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing and are utilized by such Foreign Subsidiary in accordance with normal investment practices for cash management purposes;

(b)           advances to officers, directors and employees of the Company and Subsidiaries, in an aggregate amount not to exceed $75,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           Investments of the Company or any Subsidiary existing on the Restructuring Closing Date and set forth on Schedule 7.02(c);

(d)           Investments resulting from Investment Transfers:

(i)             by any Domestic Loan Party to any other Domestic Loan Party;

(ii)            of Equity Interests in any Foreign Subsidiary (other than any Singapore Group Subsidiary) or in any Domestic Holding Company (other than any such holding company holding Equity Interests in a Singapore Group Subsidiary) by (A) any Domestic Subsidiary to any Loan Party (other than any Sonion Loan Party) and (B) any Foreign Subsidiary (i) if such Foreign Subsidiary is a Sonion Loan Party, to any other Loan Party and (ii) otherwise, to any Loan Party (other than any Sonion Loan Party);

(iii)           by any Foreign Loan Party (A) if such Foreign Loan Party is a Non-Restricted Foreign Loan Party (other than any Singapore Group Subsidiary), to (x) any other Non-Restricted Loan Party or (y) any Restricted Foreign Loan Party that is a Borrower so long as such Investment Transfer to such Borrower is made for the purpose of enabling such Borrower to repay or prepay its obligations hereunder and consists of cash and cash equivalents, and provided that such Borrower promptly uses all the proceeds thereof for such purpose, (B) if such Foreign Loan Party is a Restricted Foreign Loan Party, to (x) any other Loan Party (other than any Sonion Loan Party) or (y) any Sonion Loan Party that is a Borrower so long as such Investment Transfer to such Sonion Loan Party is made for the purpose of enabling such Sonion Loan Party to repay or prepay its obligations hereunder and consists of cash and cash equivalents, and provided that such Sonion Loan Party promptly uses all the proceeds thereof for such purpose, (C) if such Foreign Loan Party is a Sonion Loan Party, to any other Loan Party and (D) if such Foreign Loan Party is a Singapore Group Subsidiary, to any Singapore Borrower Loan Party (in each case under this clause (iii), other than Investments resulting from Dispositions of the Equity Interests in a Domestic Loan Party to a Foreign Loan Party); and

(iv)           of Equity Interests in any Foreign Subsidiary or in any Domestic Holding Company by any Singapore Group Subsidiary to any Singapore Borrower Loan Party;

(v)           by any Foreign Subsidiary (other than any Singapore Group Subsidiary) that is not a Foreign Loan Party to the Company or any wholly-owned Subsidiary (other than Investments resulting from Dispositions of Equity Interests in a Domestic Subsidiary to a Foreign Subsidiary);

(vi)           [Reserved];

provided that (A) the net book value of plant, property and equipment directly owned by the Company or any Domestic Subsidiary and directly or indirectly transferred to the Foreign Subsidiaries in reliance on this clause (d) shall not exceed $250,000 in the aggregate since the Restructuring Closing Date and (B) all Investments in the form of Indebtedness shall be subject to clauses (ii) and (iii) of Section 7.03(g);

(e)            [Reserved];

(f)             Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)           [Reserved];

(h)           [Reserved];

(i)             Investments permitted pursuant to the express terms of any Approved Restructuring Request;

(j)             Investments arising out of the assumption of Indebtedness permitted under Section 7.03(i); and

(k)            other Investments not exceeding $250,000 in the aggregate in any fiscal year of the Company.

Notwithstanding any of the foregoing, in connection with any Investment permitted to be made by the Company or any Subsidiary under this Section 7.02, which would have the effect of transferring any Collateral to a non-Loan Party or which would otherwise have the effect of releasing the Liens granted in such Collateral pursuant to the Security Documents in favor of the Lenders and any other Secured Party, the following conditions shall need to be satisfied: (i) the Company shall provide notice thereof to the Agent, (ii) the Required Lenders shall have provided their consent therefor (such consent not to be unreasonably withheld), (iii) any and all such Liens (granted in such Collateral pursuant to the Security Documents in favor of the Lenders and any other Secured Party) shall remain in effect after the consummation of such Investment and (iv) the Required Lenders may request to receive an opinion of counsel (in form and substance satisfactory to the Required Lenders) and any other reasonable documentation in connection with such Investment.

7.03         Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the Restructuring Closing Date and set forth on Schedule 7.03(b), and any refinancings, refundings, renewals or extensions thereof, provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued, but unpaid, interest thereon, a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor with respect thereto is not changed and (iii) the final maturity thereof and the weighted average life to maturity thereof is no shorter than that of the Indebtedness being refinanced, refunded, renewed or extended;

(c)            [Reserved];

(d)           Indebtedness permitted pursuant to the express terms of any Approved Restructuring Request;

(e)           Indebtedness in respect of Capital Leases (including Capital Leases arising from the Specified Sale-Leaseback Transaction), Synthetic Leases and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness (other than any such Indebtedness in the form of Capital Leases arising from the Specified Sale-Leaseback Transaction) at any time outstanding shall not exceed $100,000;

(f)             [Reserved];

(g)           Indebtedness of the Company or any of its Subsidiaries owed to the Company or any of its Subsidiaries; provided that (i) such Indebtedness shall be subject to Section 7.02, (ii) in the case of Indebtedness of the Company or any of its Subsidiaries owed to Subsidiaries that are not Domestic Loan Parties, such Indebtedness is unsecured and (iii) in the case of Indebtedness of any Loan Party, such Indebtedness is subordinated to the Loan Documents Obligations on written terms satisfactory to the Administrative Agent;

(h)           Guarantees by the Company of any Indebtedness of a Subsidiary or by any Subsidiary (other than any Singapore Group Subsidiary) of any Indebtedness of the Company or any other Subsidiary (including any Guarantees issued in the ordinary course of business, and in a manner consistent with past practices, relating to a Subsidiary’s performance of Contractual Obligations owing to its customers), other than, in each case, Guarantees of any Indebtedness referred to in Section 7.03(b) or Section 7.03(i); provided that any such Guarantees shall be subject to Section 7.02;

(i)             any unsecured intercompany Indebtedness of a Foreign Loan Party assumed by a Foreign Subsidiary (other than a Singapore Group Subsidiary) that is not a Foreign Loan Party and any unsecured intercompany Indebtedness of a Foreign Subsidiary that is not a Foreign Loan Party assumed by another Foreign Subsidiary (other than a Singapore Group Subsidiary) that is not a Foreign Loan Party;

(j)             Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(k)            [Reserved]; and

(l)             Indebtedness under the Permitted Convertible Notes in an aggregate principal amount not to exceed $50,000,000 at any time outstanding as such amount may be reduced from time to time including by conversion into Term B Loans pursuant to Section 2.01(b);

Notwithstanding any of the foregoing, in connection with any Indebtedness of the Company or any Subsidiaries owed to a Subsidiary that is not a Loan Party, none of the obligations under such Indebtedness will be permitted to be repaid until all the Loan Documents Obligations have been indefeasibly paid in full, and the Company and its Subsidiaries shall (and the Company shall cause such Subsidiaries to) as promptly as practicable enter into or amend any agreement, note or other document evidencing such intercompany Indebtedness in form and substance satisfactory to the Required Lenders to reflect or effectuate the intent and purpose (as determined by the Required Lenders) of the foregoing.

7.04         Fundamental Changes.  Except to the extent permitted pursuant to the express terms of any Approved Restructuring Request, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or amend, modify or terminate any of its Organization Documents, except that, so long as no Default exists or would result therefrom:

(a)            (i) any Domestic Subsidiary may merge with the Company or any other Domestic Subsidiary, provided that (A) in the case of any such merger involving the Company, the Company shall be the surviving Person and (B) in the case of any such merger involving a Domestic Loan Party other than the Company, the surviving Person shall be a Domestic Loan Party, (ii) any Foreign Subsidiary (other than a Singapore Group Subsidiary) that is not a Loan Party may merge or consolidate with any other Foreign Subsidiary (other than a Singapore Group Subsidiary) that is not a Loan Party, provided that, in the case of any such merger or consolidation involving a Foreign Subsidiary that is a Subsidiary of a Non-Restricted Foreign Loan Party, the surviving or resulting Person shall be a Subsidiary of a Non-Restricted Foreign Loan Party (and shall not (unless such Foreign Subsidiary is a Subsidiary of a Restricted Loan Party) be a Subsidiary of a Restricted Loan Party) and (iii) any Foreign Loan Party (other than a Singapore Group Subsidiary) may merge or consolidate with any other Foreign Subsidiary (other than a Singapore Group Subsidiary) so long as the surviving or resulting Person is a Foreign Loan Party, provided that (A) in the case of any such merger or consolidation involving a Borrower, such Borrower shall be the surviving or resulting Person, (B) in the case of any such merger or consolidation involving a Non-Restricted Foreign Loan Party, the surviving or resulting Person shall be a Non-Restricted Foreign Loan Party and (C) unless each party to such merger or consolidation is a Sonion Loan Party, the surviving or resulting Person shall not be a Sonion Loan Party; provided, in each case, that any Investment resulting from any such merger or consolidation shall be permitted under Section 7.02;

(b)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the extent expressly permitted under Section 7.05; and

(c)           the Company and the Subsidiaries may amend or modify their Organization Documents in a manner that is not adverse in any respect to the interests of the Lenders.

7.05         Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of cash and cash equivalents in the ordinary course of business (including as a result of making any payment required to be made under, or in respect of, retirement plans or other employee benefit plans of the Company and its Subsidiaries and satisfying other monetary obligations of the Company and its Subsidiaries permitted to be incurred and outstanding under this Agreement);

(d)           Dispositions of equipment or real property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(e)           Investment Transfers described in, and permitted by, clauses (i) through (v) of Section 7.02(d) (but subject to the proviso at the end of Section 7.02(d)), but subject, in each case, to the final paragraph of Section 7.02;

(f)           Dispositions permitted pursuant to the express terms of any Approved Restructuring Request; and

(g)           Subject to Section 7.13, leases and licenses in the ordinary course of business consistent with past practices, provided such leases and licenses are not for all or substantially all of the Company’s or such Subsidiary’s property;

Any Disposition permitted to be made to any Person under clause (e) above (a “Permitted Transferee”) may be effected by means of one or more intermediate transfers of assets through Persons who are not Permitted Transferees, provided that such Disposition and all such intermediate transfers occur substantially simultaneously and, after giving effect thereto, the assets disposed of in such Disposition are assets of the Permitted Transferee and not of any such intermediate transferor or transferee.

7.06         Restricted Payments; Certain Equity Issuances. (a) Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would reasonably be expected to result therefrom:

(i)             any Subsidiary of Technitrol Delaware Inc. may declare and make Restricted Payments with respect to its capital stock, partnership or membership interests or other similar Equity Interests, ratably to the holders of such Equity Interests; and

(ii)            FRE or any of its Subsidiaries may repurchase Equity Interests in FRE for an aggregate amount up to $4.5 million (provided that none of FRE or any of its Subsidiaries will pay more than the fair market value for any of FRE’s Equity Interests that it so acquires);

(b)           Issue (i) in the case of the Company, any Disqualified Capital Stock, and (ii) in the case of any Subsidiary, any Equity Interests, provided that any Subsidiary may (A) issue director’s qualifying shares and other nominal amounts of Equity Interests that are required to be held by Persons other than the Company and its Subsidiaries under applicable Laws and (B) issue Equity Interests to the Company or any of its Subsidiaries; provided, further, that, without limiting the foregoing, (x) none of the Singapore Group Subsidiaries shall issue any Equity Interests to any Subsidiary that is not a Singapore Group Subsidiary, (y) none of the Singapore Borrower Loan Parties shall issue any Equity Interests to any Subsidiary that is not a Singapore Borrower Loan Party and (z) none of the Domestic Subsidiaries shall issue any Equity Interests to any Subsidiary that is not a Domestic Subsidiary.

7.07         Change in Nature of Business.(a) Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the Restructuring Closing Date or any business substantially related or incidental thereto; unless otherwise permitted pursuant to the express terms of any Approved Restructuring Request.

(b)           Except to the extent consistent with its ordinary course of business practice as in effect on the Restructuring Closing Date or not disadvantageous to the Lenders in any material respect, permit (i) any Subsidiary that is not a Loan Party or (ii) any Sonion Loan Party to own any trade receivables arising from the provision of goods or services by the Company or any of its Subsidiaries.

(c)            Permit any FRE Holding Company, other than any FRE Holding Company that is a Subsidiary Guarantor, (i) to engage in any business or activity other than the ownership of all the outstanding Equity Interests in its Subsidiaries and activities incidental thereto or (ii) own or acquire any assets (other than Equity Interests in its Subsidiaries, cash and Permitted Investments) or incur any liabilities (other than liabilities imposed by law, including liabilities in respect of Taxes, and other liabilities incidental to its existence and permitted activities).

7.08         Transactions with Affiliates. (a) Enter into any material transaction or transactions (either individually or in the aggregate) of any kind with any Affiliate of the Company (other than any Subsidiary), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate.

(b)           With respect to Subsidiaries that are not Domestic Loan Parties, enter into any material transaction or transactions (either individually or in the aggregate) of any kind with a Loan Party, whether or not in the ordinary course of business, other than (a) any transaction of a type expressly permitted under Article VII and (b) transactions on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm's length transaction.

7.09         Burdensome Agreements.  Enter into any agreement or instrument or become subject to any other obligation or any charter or corporate restriction or permit to exist any Contractual Obligation that, individually or in the aggregate, (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, (ii) of any Subsidiary to Guarantee the Indebtedness of any Loan Party or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure any Loan Documents Obligations, provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e), solely to the extent such negative pledge relates to the property financed by or the subject of such Indebtedness; (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person or (c) could reasonably be expected to have a Material Adverse Effect.

7.10         Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the FRB, including Regulation U.

7.11         Financial Covenants. (a) Maximum Secured Leverage Ratio.  Permit the Secured Leverage Ratio, as of the last day of any Test Period set forth in the table below, to exceed the ratio set forth opposite such Test Period end date in the table below:

Test Period End Date	Secured Leverage Ratio
December 31, 2012	11.00 to 1.00
March 31, 2013	11.00 to 1.00
June 30, 2013	11.00 to 1.00
September 30, 2013	11.00 to 1.00
December 31, 2013	11.00 to 1.00
March 31, 2014	5.00 to 1.00
June 30, 2014	4.90 to 1.00
September 30, 2014	4.80 to 1.00
December 31, 2014	4.50 to 1.00
March 31, 2015	3.50 to 1.00
June 30, 2015	3.40 to 1.00
September 30, 2015	3.30 to 1.00
December 31, 2015	3.00 to 1.00
March 31, 2016	3.00 to 1.00
June 30, 2016	3.00 to 1.00
September 30, 2016	3.00 to 1.00
December 31, 2016	3.00 to 1.00
March 31, 2017	3.00 to 1.00
June 30, 2017	3.00 to 1.00
September 30, 2017	3.00 to 1.00
December 31, 2017	3.00 to 1.00

provided, however, that, upon the conversion of any Permitted Convertible Notes into Term B Loans pursuant to Section 2.01(b)(ii), the Company may request for such ratios set forth opposite such Test Period end dates in the table above to be proportionally adjusted to reflect the issuance of such additional Term B Loans, it being understood that any such adjustment of such ratios will require the approval of the Required Lenders (such approval not to be unreasonably withheld).

(b)           Total Net Debt Leverage Ratio.  Permit the Total Net Debt Leverage Ratio, as of the last day of any Test Period set forth in the table below, to exceed the ratio set forth opposite such Test Period end date in the table below:

Test Period End Date	Total Net Debt Leverage Ratio
December 31, 2012	12.00 to 1.00
March 31, 2013	12.00 to 1.00
June 30, 2013	12.00 to 1.00
September 30, 2013	12.00 to 1.00
December 31, 2013	12.00 to 1.00
March 31, 2014	5.50 to 1.00
June 30, 2014	5.20 to 1.00
September 30, 2014	5.00 to 1.00
December 31, 2014	4.50 to 1.00
March 31, 2015	3.50 to 1.00
June 30, 2015	3.40 to 1.00
September 30, 2015	3.30 to 1.00
December 31, 2015	3.00 to 1.00
March 31, 2016	3.00 to 1.00
June 30, 2016	3.00 to 1.00
September 30, 2016	3.00 to 1.00
December 31, 2016	3.00 to 1.00
March 31, 2017	3.00 to 1.00
June 30, 2017	3.00 to 1.00
September 30, 2017	3.00 to 1.00
December 31, 2017	3.00 to 1.00

(c)           Minimum Liquidity. Permit the aggregate amount of Unrestricted Cash at any time to be less than $10,000,000.

7.12         Capital Expenditures.  Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding in the aggregate (i) $10,000,000, in the case of any such expenditures made during the Company’s fiscal year 2013, (ii) $12,000,000, in the case of any such expenditures made during the Company’s fiscal year 2014, (iii) $14,000,000, in the case of any such expenditures made during the Company’s fiscal year 2015 and any fiscal year thereafter.

7.13          Leases.  Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except (a) the Specified Sale-Leaseback Transaction, (b) Capital Leases and Synthetic Leases permitted by Section 7.03, (c) leases existing on the Restructuring Closing Date and any extensions or renewals thereof disclosed on Schedule 7.13, (d) leases (other than Capital Leases) entered into by the Company and its Subsidiaries which do not in the aggregate require the Company and its Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance, and similar expense which the Company or any Subsidiary is required to pay under the terms of any lease) in any fiscal year of the Company in excess of $250,000, and (e) leases among the Company and its Subsidiaries; provided, that entering into any lease involving a Singapore Group Subsidiary is subject to the receipt of the Required Lenders’ prior written consent.

7.14         Hazardous Materials; Indemnification.  Use, generate, treat, store, release, dispose of or otherwise introduce any Hazardous Materials into or on any real property owned or leased by any of them and will not, and will not permit any Subsidiary to, cause, suffer, allow or permit anyone else to do so, except in material compliance with applicable Environmental Laws.

Without limiting the foregoing:

(a)            Each Domestic Borrower hereby agrees to indemnify, reimburse, defend and hold harmless the Agent, the Arranger, each Lender and their respective directors, officers, agents and employees (collectively, the “Indemnified Parties”) for, from and against all demands, liabilities, damages, costs, claims, suits, actions, legal or administrative proceedings, interest, losses, expenses and reasonable attorney’s fees (including any such fees and expenses incurred in enforcing this indemnity) asserted against, imposed on or incurred by any of the Indemnified Parties, directly or indirectly pursuant to or in connection with the application of any Environmental Law to acts or omissions occurring at any time on or in connection with any real estate owned or leased by the Company or any of its Subsidiaries or any business conducted thereon.

(b)           Each Foreign Borrower hereby agrees to indemnify, reimburse, defend and hold harmless the Indemnified Parties for, from and against all demands, liabilities, damages, costs, claims, suits, actions, legal or administrative proceedings, interest, losses, expenses and reasonable attorney’s fees (including any such fees and expenses incurred in enforcing this indemnity) asserted against, imposed on or incurred by any of the Indemnified Parties, directly or indirectly pursuant to or in connection with the application of any Environmental Law to acts or omissions occurring at any time on or in connection with any real estate owned or leased by such Foreign Borrower or any of its Subsidiaries or any business conducted thereon.

7.15         Prepayment of Indebtedness, Etc. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Indebtedness, other than as permitted under the applicable subordination agreement relating thereto.

(b)           Prepay, redeem, repurchase, defease or make any other payment in respect of the Permitted Convertible Notes, other than:

(i)             regularly scheduled interest payments as and when due;

(ii)            payments upon conversion of any Permitted Convertible Notes into common stock of the Company made solely in common stock of the Company, together with cash payments in lieu of issuance of fractional shares and payments of accrued but unpaid interest, in each case in connection with such conversion; and

(iii)           conversion of the Permitted Convertible Notes into Term B Loans pursuant to Section 2.01(b).

7.16         Fiscal Year.  Change its fiscal year for accounting or financial reporting purposes from that in effect on the Restructuring Closing Date.

7.17         Sonion Intercompany Loan. (a) Prepay or repay any portion of the Sonion Intercompany Loan.

(b)           Amend, supplement or otherwise modify the Sonion Intercompany Loan, or any agreement, document or instrument evidencing or otherwise relating to the Sonion Intercompany Loan, in a manner that is adverse in any respect to the interests of the Lenders.

7.18         Net Proceeds from Asset Dispositions. Unless otherwise permitted pursuant to the express terms of any Approved Restructuring Request, use any Net Proceeds received from any Disposition described in clause (a) of the definition of the term “Prepayment Event” for any purpose other than in accordance with the terms hereof (including clause (a) of the definition of the term “Prepayment Event” and Section 2.05(d)).

7.19         Pension Plans.  Permit the Company or any of its Subsidiaries to incur or settle any fees, expenses, laibilities or other obligations relating to any Pension Plan or Plan outside of the ordinary course of business.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default.  Any of the following shall constitute an Event of Default:

(a)            Non-Payment.  Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fees due pursuant to Section 2.09, or (iii) any other fee or any other amount payable hereunder or under any other Loan Document on the date on which the same shall be due and payable and, in the case of clause (iii), such failure shall continue for three days following the date the Company receives written notice from the Administrative Agent that such payment is due;

(b)            Specific Covenants.  The Company fails to perform or observe any term, covenant or agreement contained in Sections 6.01, 6.02(a) through (f), 6.02(h), 6.02(i), 6.02(j), 6.03, 6.05 (with respect to the existence of any Borrower), 6.10, 6.11, 6.13 or Article VII (other than Section 7.14);

(c)            Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days;

(d)            Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(e)            Cross-Default.  (i) The Company or any Subsidiary, subject to any applicable notice and grace periods, if any, (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure or such other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an “Early Termination Date” (however denominated) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount;

(f)            Insolvency Proceedings, Etc.  Other than pursuant to the express terms of any Approved Restructuring Request, the Company, any Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; applies for or consents to the appointment of any receiver, receiver and manager, judicial manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; any receiver, receiver and manager, judicial manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for ninety calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for ninety calendar days, or an order for relief is entered in any such proceeding;

(g)            Inability to Pay Debts; Attachment.  (i) The Company, any Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Company or any Subsidiary for any amount in excess of the Threshold Amount and is not released, vacated or fully bonded within ninety days after its issue or levy;

(h)            Judgments.  There is entered against the Company or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgment has not been paid or otherwise discharged or enforcement proceedings with respect thereto have not been stayed by reason of a pending appeal or otherwise, and either (A) ninety days shall have elapsed after the entry of such judgment or (B) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall be continuing;

(i)             ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount and such liability shall not have been discharged within thirty days, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;

(j)             Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Loan Documents Obligations, ceases to be in full force and effect; or any Loan Party (or any other Person in any material way) contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

(k)             Change of Control.  There occurs a Change of Control;

(l)             Lien.  Any Lien purported to be created under any Security Document shall cease to be a valid and perfected Lien on any material Collateral or shall be asserted by any Loan Party not to be a valid and perfected Lien on any Collateral, in each case with the priority required by the applicable Security Document, except (i) as expressly provided in Section 10.20 or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it pursuant to any Security Document or to take any other action within its control (other than as a result of any breach by the Company or any of its Subsidiaries of their obligations under the Loan Documents); or

(m)           Guarantee.  Any Guarantee purported to be created under the Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as expressly provided in Section 1.09(b) in connection with any Guarantor Release and Redesignation or in Section 10.20.

(n)           Ministerial Declaration.  Any Loan Party is declared by the Minister for Finance in Singapore to be a company to which Part IX of the Companies Act, Chapter 50 of Singapore applies.

8.02         Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions:

(a)           declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c)           [Reserved].

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of any Event of Default with respect to the Company or any Borrower described in Section 8.01(f), the Commitments shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03         Application of Proceeds.  Notwithstanding anything to the contrary in any other Loan Document, the proceeds received by the Administrative Agent (i) in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies or (ii) following an acceleration of any of the Secured Obligations that has not been rescinded shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement or any other Loan Document, promptly by the Administrative Agent as follows:

(a)           First, to the payment of all reasonable out-of-pocket costs and expenses, fees, commissions and taxes of such sale, collection or other realization including fees and expenses of the Administrative Agent’s agents and legal counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all other amounts for which the Administrative Agent is entitled to reimbursement pursuant to the provisions of any Loan Document;

(b)           Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, for which such Secured Parties are entitled to reimbursement pursuant to the provisions of any Loan Document;

(c)           Third, to the payment in full of all interest outstanding and due on each Term A Loan on a pro rata basis among the applicable Lenders (according to each such Lender’s Share);

(d)           Fourth, to the payment in full of all principal of and premium (if any) outstanding and due on each Term A Loan on a pro rata basis among the applicable Lenders (according to each such Lender’s Share);

(e)           Fifth, without duplication of amounts paid pursuant to clauses (a) and (b) above, to the payment in full of all other amounts due the Term A Lenders under the Loan Documents on a pro rata basis among such Lenders (according to each such Lender’s Share);

(f)           Sixth, to the payment in full of all interest outstanding and due on each Term B Loan on a pro rata basis among the applicable Lenders (according to each such Lender’s Share);

(g)           Seventh, to the payment in full of all principal of and premium (if any) outstanding and due on each Term B Loan on a pro rata basis among the applicable Lenders (according to each such Lender’s Share);

(h)           Eighth, without duplication of amounts paid pursuant to clauses (a) and (b) above, to the payment in full of all other amounts due the Term B Lenders under the Loan Documents on a pro rata basis among such Lenders (according to each such Lender’s Share);

(i)            Ninth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (i) of this Section 8.03, each Borrower shall remain fully liable, for any deficiency.

ARTICLE IX.

THE AGENT

9.01         Appointment and Authority.  Each of the Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Each Affiliate or a branch of JPMCB that is acting as an Agent shall be an express third party beneficiary of the provisions of this Article IX and all the other exculpatory, reimbursement, indemnification and like provisions set forth for the benefit of the Agent in this Agreement or any other Loan Document.  The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02         Rights as a Lender.  Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity, if any, as a Lender as any other Lender and may exercise the same as though it were not an Agent and the terms “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.03         Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent:

(a)           shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)            shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or shall be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Company or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from confirmations of the Outstanding Amount of any Loan Documents Obligations.

9.04         Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Responsible Officer).  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05         Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

9.06         Resignation of Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with (but not subject to the approval of) the Company, to appoint a successor.  Any successor Administrative Agent shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the retiring Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent (or any of its Affiliates acting as Agent hereunder) shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06.  Upon the acceptance of a successor’s appointment as an Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and each retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After a retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such retiring Agent was acting as an Agent.

Notwithstanding anything to the contrary herein, each of the Lenders and the Loan Parties acknowledge and agree that JPMCB intends to resign as Agent, effective on the date (the “Resignation Date”) that is ninety days after the Restructuring Closing Date or such earlier date on which a successor is appointed in accordance with the preceding paragraph.  The Company and the Required Lenders agree to use commercially reasonable efforts to appoint a successor in accordance with the preceding paragraph no later than ninety days after the Restructuring Closing Date and to take any and all other actions necessary in order to discharge JPMCB from all duties and obligations hereunder and under the other Restructuring Transaction Documents on the Resignation Date.  The fourth sentence of the preceding paragraph shall apply in the event that a successor Agent has not been appointed and accepted its appointment within ninety days after the Restructuring Closing Date.

9.07         Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Arranger, the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08         [Reserved].

9.09         Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Documents Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loan Documents Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10         Collateral and Guarantee Matters.

(a)           Each of the Lenders hereby irrevocably authorizes (and each other Guaranteed Party or Secured Party, whether or not a party hereto, shall be deemed, by its acceptance of the benefits of the Guarantees provided for under the Guarantee Agreement and the security interest provided for under the Security Documents, to have irrevocably authorized) the Administrative Agent to execute and deliver, on behalf of itself and the other Guaranteed Parties or Secured Parties, as the case may be, the Guarantee Agreement and the Security Documents and to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)           No Guaranteed Party shall have any right individually to enforce any Guarantee provided under the Guarantee Agreement, and no Secured Party shall have any right individually to exercise remedies in respect of the Collateral under the Security Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Required Lenders on behalf of the Guaranteed Parties and Secured Parties, as the case may be, in accordance with the terms thereof.  In the event of a foreclosure or similar action by the Administrative Agent or the Required Lenders on any of the Collateral pursuant to a public or private sale or other disposition or any sale pursuant to section 363(k), section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code of the United States, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Documents Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent, on behalf of the Secured Parties, at such sale or other disposition.  Each Guaranteed Party and each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees provided under the Guarantee Agreement and the Collateral provided under the Security Documents, to have agreed to the foregoing provisions.

9.11         Required Lenders. Notwithstanding anything to the contrary herein, the Company (on its own behalf and on behalf of its Subsidiaries) and all of the Loan Parties each hereby agrees that in connection with any provision hereunder or under any other Loan Document that requires an acknowledgment, consent, request, determination or other action by the Administrative Agent (including any such action that is subject to the Administrative Agent’s sole discretion), such action may also be taken by the Required Lenders.

 ARTICLE X.

MISCELLANEOUS

10.01        Amendments, Etc.  No amendment or waiver of any provision of this Agreement or of any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless pursuant to an agreement or agreements in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) any provision of this Agreement or any other Loan Document may be amended, by an agreement in writing signed by the Company and the Administrative Agent, to cure any ambiguity, omission, defect or inconsistency so long as, in each case, such amendment does not adversely affect the rights of any Lender and (b) no such amendment, waiver or consent shall :

(i)             extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.06 or 8.02) without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)            postpone the scheduled date of maturity of any Loan or any date fixed by this Agreement or any other Loan Document for any payment of any interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, or waive or excuse any such payment or reimbursement, without the written consent of each Lender directly affected thereby;

(iii)           reduce the principal amount of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, in each case without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”;

(iv)           change Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(v)            change the currency in which Term Loans of any Lender are available to be made without the written consent of such Lender;

(vi)           change any provision of this Section 10.01 or the percentage set forth in the definitions of the terms “Required Lenders”, “Required Term A Lenders” or “Required Term B Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender) (or (A) in the case of any change to the percentage set forth in the definitions of the terms “Required Term A Lenders” or “Required Term B Lenders”, each Term A Lender or Term B Lender, as the case may be, and (B) in the case of any change to any such other provision of any Loan Document specifying the number or percentage of Lenders of any Class, each Lender of such Class); provided that, with the consent of the Required Lenders, the provisions of this Section 10.01 and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the Term Facility;

(vii)           release (A) the Company or any Subsidiary Guarantor from its Guarantee under the Guarantee Agreement, except, in the case of a Subsidiary Guarantor, as expressly provided in Section 10.20, or (B) limit their liability in respect of such Guarantee, in each case, without the written consent of each Lender; provided, however, that, if a Change in Law shall have occurred and, as a result thereof, any payment by a Foreign Subsidiary under its Guarantee under the Guarantee Agreement would result in tax consequences that are materially adverse to any US Group Member and/or its Subsidiaries (which tax consequences would not have existed were such payment made on the Restructuring Closing Date), then, with the consent of the Required Lenders, the liability of such Foreign Subsidiary in respect of its Guarantee under the Guarantee Agreement may be limited to the extent necessary to avoid such tax consequences;

(viii)         release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, except as expressly provided in Section 10.20; or

(ix)           change the relative rights of the Lenders, the Term A Lenders or Term B Lenders, in a manner adverse to the Lenders, the Term A Lenders or the Term B Lenders, without the written consent of the Required Lenders, Required Term A Lenders or the Required Term B Lenders, respectively;

and, provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Company and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time.

10.02       Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)             if to any Borrower or the Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)            if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or as otherwise communicated to the Company and the Agent by such Lender.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications as provided in subsection (b) below shall be effective as provided in such subsection.

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or other communications posted to an Internet or intranet website shall be deemed received upon receipt by the intended recipient at its e-mail address of notification that such notice or other communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any other Agent, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent Party; provided, however, that in no event shall the Agent Party have any liability to any Borrower, any other Agent, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each Borrower and the Agent, may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company and the Agent.  In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Agent and Lenders. The Agent and each Lender shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of any Borrower and in good faith believed by the recipient to be genuine, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company shall indemnify the Agent and each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.  All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03       No Waiver; Cumulative Remedies.  No failure by any Lender or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges hereunder and under the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of any Credit Extension shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

10.04       Expenses; Indemnity; Damage Waiver.    Costs and Expenses. (a) Notwithstanding anything to the contrary in any other Loan Document, the Company shall pay (i) all reasonable and actual out-of-pocket expenses incurred by the Agent or the Required Lenders and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent or any Lender) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and any of the other Restructuring Transaction Documents prior to, on and after the Restructuring Closing Date or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all actual out-of-pocket expenses incurred by the Agent or the Required Lenders (including the fees, charges and disbursements of any counsel for the Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Agent or Required Lenders, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and any of the other Restructuring Transaction Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Company.  Notwithstanding anything to the contrary in any other Loan Document, the Company shall indemnify the Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Restructuring Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, the administration of this Agreement and the other Restructuring Transaction Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether brought by a third party or by the Company or any Affiliate thereof, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)            Reimbursement by Lenders.  To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).  For purposes of this subsection, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Outstanding Amount of the Term Loans and the unused Commitments at the time.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            Payments.  All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f)             Survival.  The agreements in Sections 10.04(a) and (b) shall become effective immediately upon the execution of this Agreement, and shall survive any termination of this Agreement.  Without limiting the foregoing, the agreements in this Section 10.04 shall survive the resignation of the Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Loan Documents Obligations.

10.05        Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Loan Documents Obligations and the termination of this Agreement.

10.06       Successors and Assigns. (a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (B) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06 or (C) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all the Loans at the time owing to it); provided that:

(i)             except in the case of (A) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans or (B) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment or, if the Commitment is not then in effect, principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than $1,000,000, in the case of assignments under the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment being assigned, except that this clause (ii) shall not be construed to (A) prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one class of Commitments or Loans or (B) require any assignment or transfer of such Lender’s Warrants (if any);

(iii)           each such assignment shall require prior written consent (such consent not to be unreasonably withheld) of:

(A)           the Company, provided that no consent of the Company shall be required for an assignment to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) if an Event of Default has occurred and is continuing, any other Eligible Assignee; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(v)           the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which such Eligible Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, its Subsidiaries and its and their Related Parties or securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Securities Laws.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto and shall deliver to the Company the Note, if any, in its favor marked “cancelled”) but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrowers, the Lenders at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower and the Agent, sell participations to any Person (other than a natural person or the Company or any Subsidiary) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section 10.06, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)             Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.06 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07        Treatment of Certain Information; Confidentiality.  The Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section 10.07, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary; provided that, in the case of information received from the Company or any Subsidiary after the Restructuring Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent and the Lenders acknowledge that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.  All such information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information concerning the Company and the Subsidiaries and their securities.  Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

10.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations then due of such Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Documents Obligations hereunder.

10.10       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto (and any Affiliate or branch of JPMCB acting as an Agent) and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11        Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time of any Credit Extension, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 3.01, 3.04 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and the Commitments or the termination of this Agreement or any provision hereof.

10.12        Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13        Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 (other than in respect of non-U.S. withholding or similar Taxes required to be deducted or paid, under applicable Law in effect on the Restructuring Closing Date, on or with respect to amounts payable (including any “paid-in-kind” interest) to a Lender that is a Lender on the Restructuring Closing Date), or if any Lender has failed to consent to a proposed amendment, waiver, modification, discharge or termination which pursuant to the terms of Section 10.01 requires the consent of all the Lenders or each Lender affected thereby and with respect to which the Required Lenders have granted their consent or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)            the Company shall have received the prior written consent of the Administrative Agent;

(b)           the Company shall have paid (or caused another Loan Party to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);

(c)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal, and accrued interest and fees) or the Company or other applicable Borrower (in the case of all other amounts);

(d)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments;

(e)            in the case of any such assignment resulting from a failure to provide a consent, the assignee shall have given such consent; and

(f)            such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.14       Governing Law; Jurisdiction; Etc. (a)   GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) ABOVE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)           APPOINTMENT OF SERVICE OF PROCESS AGENT.  EACH BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE COMPANY AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.

(f)           Survival.  The agreements in this Section 10.14 shall become effective immediately upon the execution of this Agreement, and shall survive any termination of this Agreement, the resignation of the Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Loan Documents Obligations.

10.15        Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16        USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

10.17       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.18        No Fiduciary Duty.  Each Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, its Subsidiaries and their Affiliates, on the one hand, and the Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

10.19        Concerning Sonion Loan Parties.  Notwithstanding anything to the contrary in this Agreement, the obligations of any Sonion Loan Party under this Agreement and the other Loan Documents (other than any obligations in respect of Credit Extensions made to such Sonion Loan Party) shall be deemed not to be assumed or shall be limited, as the case may be, to the extent required for the such obligations not to constitute unlawful financial assistance within the meaning of Sections 115(1) and (2) of the Danish Public Companies Act (Aktieselskabsloven), Consolidation Act No. 649 of 15 June 2006 and Sections 49(1) and (2) of the Danish Private Companies Act (Anpartselskabsloven), Consolidation Act No. 650 of 15 June 2006, except to the extent that Danish law would otherwise uphold such obligations of such Sonion Loan Party.

10.20       Release of Liens and Guarantees. (a) Notwithstanding any contrary provision herein or in any other Loan Document (but subject to Section 1.09(b)), (i) upon any Disposition by any Loan Party of any Collateral consisting of inventory or obsolete or worn-out property, in each case in the ordinary course of business in a transaction permitted under Section 7.05(a) or 7.05(b), the security interests in such Collateral created by the Security Documents shall be automatically released, and (ii) if the Company shall request the release under the Guarantee Agreement of any Guarantee of, or under any Security Document of any Collateral owned by, any Subsidiary Guarantor (other than a Borrower) upon the consummation of any transaction permitted by this Agreement (as in effect from time to time) as a result of which such Subsidiary Guarantor ceases to be a Subsidiary (or, in the case of any Subsidiary Guarantor that is a Domestic Holding Company, becomes a Subsidiary of a Foreign Subsidiary), or the release under any Security Document of any Collateral not referred to in the preceding clause (i) to be Disposed of by any Loan Party (other than to any other Loan Party), in each case in a transaction permitted under the terms of this Agreement (as in effect from time to time), and shall in either case under this clause (ii) deliver to the Administrative Agent a certificate to the effect that such transaction and, if applicable, the application of the proceeds thereof will comply with the terms of this Agreement, the Administrative Agent, if satisfied that the applicable certificate is correct, shall, without the consent of any Secured Party and at the Company’s expense, execute and deliver all documents that the Company shall reasonably request to evidence such release.

(b)           Notwithstanding any contrary provision herein or in any other Loan Document, the Guarantees provided under the Guarantee Agreement and the Liens created under the Security Documents shall terminate when all the Loan Documents Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) have been indefeasibly paid in full and all Commitments have terminated or expired.  In connection with any such termination, the Administrative Agent shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such termination.

(c)           [Reserved].

(d)           [Reserved].

(e)           Any execution and delivery of documents by the Administrative Agent pursuant to this Section 10.20 shall be without recourse to or warranty by the Administrative Agent.

10.21        Release.

Each Loan Party acknowledges that (a) as of the Restructuring Closing Date such Loan Party has no defenses, claims or set-offs to the enforcement of any liabilities, obligations and agreements owing to the Agent and/or any Lender as set forth in this Agreement and the Loan Documents and (b) on and as of the Restructuring Closing Date after giving effect to the amendment and restatement of the Existing Credit Agreement as set forth in this Agreement, the Agent and Lenders shall be deemed to have fully performed all obligations to each of the Loan Parties that the Agent and/or Lenders may have had or have on and as of the Restructuring Closing Date.  Each Loan Party (each a “Loan Party Releasor”) hereby irrevocably releases and forever discharges the Agent and each Lender and their respective affiliates, subsidiaries, predecessors, successors, assigns, shareholders, members, partners, current and former directors and advisory board members, current and former officers, current and former employees, agents, consultants and attorneys (each, a “Lender Released Person”), in each case of and from all damages, losses, claims, demands, liabilities, obligations, actions or causes of action whatsoever that such Loan Party Releasor may now have or claim to have currently against any Lender Released Person, in each case on account of or in any way in respect of, concerning, arising out of or founded upon this Agreement, the Existing Credit Agreement, any other Loan Document and any Restructuring Transaction Document, whether presently known or unknown and of every nature and extent whatsoever, but only to the extent relating to matters arising on or before the Restructuring Closing Date.

10.22       Amendment  and Restatement.

It is the intention of each of the parties hereto that (i) the Existing Credit Agreement be amended and restated pursuant to this Agreement so as to preserve the continuing perfection and priority of all security interests securing indebtedness and obligations under the Existing Credit Agreement and that all Indebtedness and Secured Obligations of the Borrowers and their Subsidiaries hereunder shall be secured by the Loan Documents, (ii) this Agreement does not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement, (iii) the effectiveness of this Agreement will not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or release or discharge of any Guarantee thereof and (iv) the Lenders and the other Secured Parties are entitled to and have the continuing benefit of the security interests granted pursuant to the Security Documents, whenever executed.  The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 10.01 of the Existing Credit Agreement.  In addition, unless specifically amended hereby or in a separate writing executed by the Administrative Agent, each of the Loan Documents, the Annexes, Exhibits and Schedules to the Existing Credit Agreement, shall continue in full force and effect and, from and after the Restructuring Closing Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement, it being understood that certain Annexes, Exhibits and Schedules to the Existing Credit Agreement are being amended and restated pursuant to, or are being omitted from, this Agreement, in each case solely to the extent expressly indicated on the Table of Contents of this Agreement and as evidenced by such amended and restated Annexes, Exhibits and Schedules attached hereto.

10.23        Confirmation and Reaffirmation.

Each of the Borrowers, as borrowers and as “Grantors” (or in such other similar capacity) under the Security Documents, and each other Loan Party as a “Guarantor” or “Grantor” (or in such other similar capacity) under the Guarantee Agreement and/or the Security Documents (each of the Loan Parties is referred to in this Section 10.23 as a “Grantor”), hereby affirms its respective guarantees, pledges and grants of security interests, as applicable, under and subject to the terms of the Guarantee Agreement, the Domestic Collateral Agreement and each of the Security Documents to which it is party, and hereby (i) confirms and agrees that notwithstanding the effectiveness of this Agreement and the amendment and restatement of the Existing Credit Agreement hereby, each of the Guarantee Agreement and the Domestic Collateral Agreement and each other Security Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness hereof, each reference in the Guarantee and in the Domestic Collateral Agreement or any other Security Document to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to this Agreement, (ii) confirms and agrees that the Guarantee Agreement and the Security Documents to which such Grantor is a party and all of the Collateral described therein do, and shall continue to, guaranty and secure the complete payment and performance when due of all of the Secured Obligations under this Agreement and the other Loan Documents, including but not limited to the Secured Obligations in respect of the Loans, and (iii) affirms its grant to the Administrative Agent (in each case under and pursuant to the provisions of the applicable Security Documents), for the ratable benefit of the Secured Parties, of a security interest in all of the applicable Collateral and all other collateral in which a Lien is purported to be granted under the Security Documents to which it is a party, now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the payment of such Grantor’s Secured Obligations under this Agreement and the other Loan Documents, including such Secured Obligations in respect of the Loans.  This Section 10.23 is intended to affirm and acknowledge that the guaranty and the grant contained in the Guarantee Agreement and the Security Documents guaranty and secure (as applicable) the payment of the Secured Obligations in respect of the Loans together with all other Secured Obligations under this Agreement and the other Loan Documents, and nothing herein shall be deemed to supersede, impair or otherwise limit such guaranty and grant contained in the Guarantee Agreement and/or the Security Documents.

10.24       Original Issue Discount.

 THE LOANS HAVE BEEN ISSUED WITH AN ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF SUCH ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THESE LOANS MAY BE OBTAINED BY WRITING TO THE COMPANY. ANY NOTES ISSUED HEREUNDER SHALL CONTAIN A SIMILAR LEGEND.

10.25       Liquidated Damages.

(a)           Notwithstanding anything to the contrary herein, in the event that the Lenders breach any requirement of this Agreement (including, without limitation, any requirement to make the Term A Loans described in Section 2.01(a)) (each such breach, a “Lender Breach”), none of the Company or any of its Subsidiaries will be entitled to any damages from any of the Lenders other than any such damages to which the Company or its Subsidiaries may be entitled pursuant to (and solely to the extent set forth in) Section 8.03(f) of the Investment Agreement (the “Liquidated Damages”).  In furtherance of the foregoing, the Company and each Subsidiary hereby irrevocably releases and forever discharges each Lender and its respective affiliates, subsidiaries, predecessors, successors, assigns, shareholders, members, partners, current and former directors and advisory board members, current and former officers, current and former employees, agents, consultants and attorneys (each, a “Released Person”), in each case of and from all damages, losses, claims (including, without limitation, any claims for specific performance of any of the terms of this Agreement), demands, liabilities, obligations, actions or causes of action whatsoever that such Company or Subsidiary may now have or claim to have currently against any Released Person, in each case on account of or in any way in respect of, concerning, arising out of or founded upon any Lender Breach, whether presently known or unknown and of every nature and extent whatsoever, other than the Liquidated Damages.

(b)           The agreements and waivers in this Section 10.25 shall survive the termination of this Agreement and shall apply, to the fullest extent permitted by law, both before and after the commencement of any Bankruptcy Event with respect to any Company or Subsidiary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

PULSE ELECTRONICS CORPORATION

By:	/s/ Drew Moyer
Name: Drew Moyer
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

BORROWER:

PULSE ELECTRONICS (SINGAPORE) PTE LTD

By:	/s/ Drew A. Moyer
Name: Drew A. Moyer
Title: Director

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

JPMORGAN BANK, N.A., in its capacity
as Administrative Agent

By:	/s/ Jane E. Orndahl
Name: Jane E. Orndahl
Title: Authorized Officer

[Signature Page to Credit Agreement]

LENDERS:

OAKTREE OPPORTUNITIES FUND VIIIB
DELAWARE, L.P., as a Lender

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Bruce A. Karsh
Name: Bruce A. Karsh
Title: Authorized Signatory

By:	/s/ Edgar Lee
Name: Edgar Lee
Title: Authorized Signatory

OAKTREE VALUE OPPORTUNITIES FUND
HOLDINGS, L.P., as a Lender

By: Oaktree Value Opportunities Fund GP, L.P.
Its: General Partner

By: Oaktree Value Opportunities Fund GP, Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Bruce A. Karsh
Name: Bruce A. Karsh
Title: President

By:	/s/ Edgar Lee
Name: Edgar Lee
Title: Senior Vice President

[Signature Page to Credit Agreement]

OCM PE HOLDINGS, L.P., as a Lender

By: Oaktree Fund GP, LLC
Its: General Partner

By Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Bruce A. Karsh
Name: Bruce A. Karsh
Title: Authorized Signatory

By:	/s/ Edgar Lee
Name: Edgar Lee
Title: Authorized Signatory

[Signature Page to Credit Agreement]